Exhibit.4.11

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 9, 2024

among

NAPCO SECURITY TECHNOLOGIES, INC.

as the Borrower,

The Lenders from

Time to Time Parties Hereto

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Administrative Agent and Collateral Agent

i

SECTION 5:	REPRESENTATIONS AND WARRANTIES	47
5.1.	Financial Condition; Accuracy of Information	47
5.2.	No Change	47
5.3.	Corporate Existence; Compliance with Law	47
5.4.	Corporate Power; Authorization; Enforceable Obligations	48
5.5.	No Legal Bar	48
5.6.	No Material Litigation	48
5.7.	No Default	48
5.8.	Ownership of Property; Liens	48
5.9.	Intellectual Property	49
5.10.	Taxes	49
5.11.	Federal Regulations	49
5.12.	ERISA	50
5.13.	Investment Company Act; Other Regulations	50
5.14.	Subsidiaries	50
5.15.	Environmental Matters	50
5.16.	Solvency	51
5.17.	Security Documents	51
5.18.	Insurance	51
5.19.	Affiliate Transactions	51
5.20.	Accuracy of Information	51
5.21.	Sanctions; Anti-Bribery	52
5.22.	Deposit Accounts	52
5.23.	Beneficial Ownership Certification	53
SECTION 6:	CONDITIONS PRECEDENT	53
6.1.	Conditions to Closing Date	53
6.2.	Conditions to Each Extension of Credit	55
SECTION 7:	AFFIRMATIVE COVENANTS	56
7.1.	Financial Statements	56
7.2.	Certificates; Other Information	57
7.3.	Payment of Obligations	57
7.4.	Maintenance of Existence	58
7.5.	Maintenance of Property; Insurance	58
7.6.	Inspection of Property; Books and Records; Discussions; Audits and Appraisals	59
7.7.	Notices	59
7.8.	Environmental Laws	60
7.9.	Additional Subsidiaries; Additional Collateral	60
7.10.	[Reserved].	61
7.11.	Sanctions; Anti-Bribery	61
7.12.	Excluded Swap Obligations	61
7.13.	KYC; Beneficial Ownership	62
SECTION 8:	NEGATIVE COVENANTS	62
8.1.	Financial Condition Covenants	62
8.2.	Limitation on Indebtedness	62

8.3.	Limitation on Liens	63
8.4.	Limitation on Guarantee Obligations	64
8.5.	Limitation on Fundamental Changes	64
8.6.	Limitation on Sale of Assets	64
8.7.	Limitation on Dividends and Other Restricted Payments	65
8.8.	Limitation on Investments, Loans and Advances	65
8.9.	Limitation on Transactions with Affiliates	66
8.10.	[Reserved]	66
8.11.	Limitation on Negative Pledge Clauses	66
8.12.	Limitation on Lines of Business	66
8.13.	Hedging Agreements	66
8.14.	Deposit Accounts	66
8.15.	DR Inactive Subsidiaries	67
SECTION 9:	EVENTS OF DEFAULT; REMEDIES.	67
9.1.	Events of Default	67
9.2.	Allocation of Payments	70
SECTION 10:	THE AGENT AND THE ARRANGER	71
10.1.	Appointment	71
10.2.	Delegation of Duties	71
10.3.	Exculpatory Provisions	72
10.4.	Reliance by Agent	72
10.5.	Notice of Default	72
10.6.	Non-Reliance on Agent and Other Lenders	73
10.7.	Indemnification	73
10.8.	Agent in Its Individual Capacity	73
10.9.	Successor Agents	74
10.10.	Issuing Lender	74
SECTION 11:	MISCELLANEOUS	74
11.1.	Amendments and Waivers	74
11.2.	Notices	75
11.3.	No Waiver; Cumulative Remedies	76
11.4.	Survival	76
11.5.	Payment of Expenses and Taxes	76
11.6.	Successors and Assigns; Participation and Assignments	77
11.7.	Adjustments; Set-off	80
11.8.	Counterparts	81
11.9.	Severability	81
11.10.	Integration	81
11.11.	GOVERNING LAW	81
11.12.	Submission to Jurisdiction; Waivers	82
11.13.	Acknowledgements	82
11.14.	WAIVERS OF JURY TRIAL	82
11.15.	Confidentiality	83
11.16.	USA PATRIOT ACT	83

11.17.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:	83
11.18.	Electronic Execution	84
11.19.	Release	84
11.20.

Termination. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, each Lender and the Administrative Agent, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (x) Revolving Credit Termination Date and (y) the date on which the Revolving Credit Commitments shall terminate as provided herein. In addition, the Borrower may terminate this Agreement at any time upon three (3) Business Days’ prior written notice to the Administrative Agent (which shall promptly notify each Lender thereof), upon payment of in full in cash of the Obligations and termination of the Aggregate Revolving Credit Commitments.

		85

SCHEDULES:

I	Commitments; Addresses
II	Domestic Subsidiaries; Foreign Subsidiaries
5.8	Real Property Owned and Leased
5.10	Tax Filings and Payments
5.18	Insurance
5.22	Deposit Accounts
8.2	Existing Indebtedness
8.3	Existing Liens
8.4	Existing Guarantee Obligations
8.8(e)	Existing Investments

EXHIBITS:

A-2	Form of Revolving Credit Note
A-3	Form of Swing Line Note
B-1	[Reserved]
B-2	[Reserved]
B-3	[Reserved]
C	Form of Assignment and Acceptance
D	Form of Swing Line Loan Participation Certificate
E	[Reserved]
F	[Reserved]
G	Form of U.S. Tax Compliance Certificate
H	Form of Compliance Certificate

v

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of February 9, 2024, among NAPCO SECURITY TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”),  HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association (“HSBC”) and the other financial institutions from time to time parties hereto as lenders (collectively, the “Lenders”), HSBC as administrative agent and collateral agent for the Lenders hereunder (in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively and each an “Agent” and collectively, the “Agents”).

W I T N E S S E T H :

WHEREAS, the Borrower, the Agents and the Lenders are party to that certain Third  Amended and Restated Credit Agreement dated as of June 29, 2012, as amended from time to time prior to the date hereof (the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Agents and Lenders agree to amend and restate the Existing Credit Agreement to, among other things, amend certain provisions of the Existing Credit Agreement;

WHEREAS, the Agents and the Lenders are willing to so amend and restate the Existing Credit Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

AMENDMENT AND RESTATEMENT

As of the Closing Date, the Existing Credit Agreement shall be deemed amended and restated in its entirety as set forth in this Agreement, and all of the terms and conditions contained in this Agreement shall control and supersede in its entirety the terms and conditions of the Existing Credit Agreement (and any amendments or modifications thereto).  All Liens and security interests granted under the Existing Loan Documents shall continue to be in full force and effect in accordance with the terms of the applicable Existing Loan Documents and are hereby ratified and confirmed.

The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness of the Loan Parties evidenced by or arising under the Existing Credit Agreement, and the Liens and security interests of the Collateral Agent, for its benefit and the benefit of the Lenders, securing such Indebtedness, which Liens shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect as provided in this Agreement and the other Loan Documents.  All references in the Existing Loan Documents to the “Credit Agreement” shall be deemed to refer to this Agreement, as it may be amended, modified, supplemented or restated from time to time in accordance with terms hereof.

SECTION 1:DEFINITIONS

1.1.Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent”:  as defined in the preamble hereto, and shall include any successor appointed in accordance with subsection 10.9.

“Adjustment Date”: as defined in the definition of Applicable Margin.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”:  of any Person, (a) any other Person (other than a wholly owned Subsidiary of such Person) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any other Person who is a director or officer of (i) such Person, (ii) any Subsidiary of such Person or (iii) any Person described in clause (a) above.  For purposes of this definition, a Person shall be deemed to be “controlled by” such other Person if such other Person possesses, directly or indirectly, power either to (A) vote 10% or more of the securities having ordinary voting power for the election of directors of such first Person or (B) direct or cause the direction of the management and policies of such first Person whether by contract or otherwise.

“Agent”:  as defined in the preamble hereto.

“Aggregate Available Revolving Credit Commitments”:  as at any date of determination with respect to all Revolving Lenders, the aggregate amount of Available Revolving Credit Commitments of all Revolving Lenders on such date.

“Aggregate Loans”:  on any date, the sum of the Aggregate Revolving Credit Commitments (or if the Revolving Credit Commitments have terminated or expired at such time, the Aggregate Revolving Credit Outstanding of all Revolving Lenders).

“Aggregate Revolving Credit Commitments”:  the aggregate amount of the Revolving Credit Commitments of all the Revolving Lenders.

“Aggregate Revolving Credit Outstanding”:  as at any date of determination with respect to any Revolving Lender, the sum of (a) the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans on such date and (b) such Lender’s Revolving Credit Commitment Percentage of the aggregate Letter of Credit Obligations and Swing Line Loans on such date.

“Agreement”:  this Fourth Amended and Restated Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin”: for each type of Loan means, as of the Closing Date, the applicable percentage specified below:

Type of Loan	Applicable Margin for Prime Loans	Applicable Margin for SOFR Rate Loans	Commitment Fee
Revolving Credit Loans	0.0%	1.2645%	0.15%

Thereafter on a quarterly basis, effective as of the first day following receipt by the Administrative Agent of Borrower’s financial statements required pursuant to subsections 7.1(a) and (b) for the previous fiscal quarter (each day of such delivery, an “Adjustment Date”), commencing with the fiscal quarter ending March 31, 2024, the Applicable Margin for each type of Loan shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table set forth below corresponding to the Fixed Charge Coverage Ratio as of the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date (each such period, a “Calculation Period”):

Fixed Charge Coverage Ratio	Applicable Margin for Prime Loans	Applicable Margin for SOFR Rate Loans	Commitment Fee
Greater than or equal to 2.00 to 1.00	0.0%	1.2645%	0.15%
Less than 2.00 to 1.00	0.0%	1.3645%	0.15%

If Borrower shall fail to timely deliver the financial statements, certificates and/or other information required under Section 7.1, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above for the period commencing on the required delivery date of such financial statements, certificates and/or other information until the delivery thereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrower or for any other reason, Agent reasonably determines that (a) the Fixed Charge Coverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Fixed Charge Coverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for such period, Borrower shall automatically and retroactively be obligated to pay to Agent, promptly upon demand by Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Fixed Charge Coverage Ratio would have resulted in lower pricing for such period, Lenders shall have no obligation to repay interest to Borrower; provided, that, if as a result of any restatement or other event a proper calculation of the Fixed Charge Coverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by Borrower pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Approved Fund”: as defined in subsection 11.6(b).

“Arranger”:  HSBC Bank USA, National Association.

“Assignee”:  as defined in subsection 11.6(b)(iii).

“Assignment and Acceptance”:  an assignment and acceptance agreement substantially in the form attached hereto as Exhibit C.

“Available Revolving Credit Commitment”:  as at any date of determination with respect to any Revolving Lender, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment in effect on such date over (b) the Aggregate Revolving Credit Outstanding of such Lender on such date.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.17(e).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products”: any deposit account, checking account, cash management services, lockbox, commercial credit cards, stored value cards, treasury management services, and other similar services (including, without limitation, controlled disbursement, automated clearing house transactions, returned items, overdrafts and interstate depository network services) provided by any Agent, any Lender or any Affiliate of any Agent or any Lender.

“Bank Product Obligations”: any and all obligations, whether absolute or contingent and however and whenever created, arising, evidenced or acquired in connection with Bank Products.

“Benchmark”: initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.17.

“Benchmark Replacement”: with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date”: the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.17 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under this Agreement or any Loan Document in accordance with Section 4.17.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. Sec. 1010.230.

“Benefited Lender”:  as defined in subsection 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.2, 2.8 or 3.2 as a date on which the Borrower requests the Lenders to make Loans hereunder or issue a Letter of Credit.

“Business”:  as defined in subsection 5.15(b).

“Business Day”:  (1) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of the State of New York, or are in fact closed in, New York City or (2) if such day relates to any interest rate settings as to a SOFR Rate Loan, or any other calculation or determination involving Term SOFR, any such day described in clause (1) above that is also a U.S. Government Securities Business Day.

“Calculation Period”: as defined in the definition of Applicable Margin.

“Capital Expenditures”:  direct or indirect (by way of the acquisition of securities of a Person or the expenditure of cash or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets, except when such expenditures are fully funded with insurance proceeds and are utilized to replace the fixed asset subject to a casualty with a like asset.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) (collectively, “Underlying Equity Interests”), and any and all warrants or options to purchase any of the foregoing.  For purposes of subsection 8.7 hereof, the term “Capital Stock” shall exclude options and warrants issued pursuant to employee stock option plans and Underlying Equity Interests issued upon the exercise thereof.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as in effect from time to time.

“Cash Equivalents”:  (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-2 by S&P or P-2 by Moody’s, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s (or the equivalent rating by either such rating agency for such type of securities), (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Class”:  the classification of loans as Revolving Credit Loans or Swing Line Loans, each of which categories shall be deemed to be a “Class” of Loans.

“Closing Date”: the first date that all the conditions precedent in Section 6.01 are satisfied or waived in accordance with Section 11.1.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Agent”:  as defined in the preamble hereto, and shall include any successor appointed in accordance with subsection 10.9.

“Commercial Letters of Credit”:  as defined in subsection 3.1(ii).

“Commitments”: the collective reference to the Revolving Credit Commitments and the Swing Line Commitment.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Prime Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.17 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA”: for any fiscal period, the sum of (i) Consolidated Net Income for such period, plus non-recurring and non-cash losses (net of tax for such period) minus non-recurring and non-cash gains (net of taxes for such period), (ii)  Consolidated Interest Expense for such period and (iii) the amount of taxes, depreciation and amortization deducted from earnings in determining such Consolidated Net Income for such period.

“Consolidated Interest Expense”:  for any fiscal period, the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the Borrower and its Subsidiaries for such period.

“Consolidated Net Income”:  for any fiscal period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), determined on a consolidated basis in accordance with GAAP; provided, that, any non-cash extraordinary gains and losses in accordance with GAAP shall be excluded in determining Consolidated Net Income.

“Consolidated Subsidiaries”:  means the Subsidiaries of the Borrower whose financial results are consolidated in accordance with GAAP.

“Continuing Directors”:  the directors of the Borrower on the Closing Date and each other director, if such other director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  a condition, act or event that, after notice or lapse of time or both, would constitute an Event of Default if that condition, act or event were not cured or removed within any applicable grace or cure period.

“Dollars,” “U.S. Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Party”: an “eligible contract participant” for purposes of Section 1a(18) of the Commodity Exchange Act, regulations promulgated thereunder and binding guidance thereunder promulgated by the Commodity Futures Trading Commission.

“Environmental Laws”:  the common law and all laws, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Materials or to health and safety matters.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) that, together with the Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, failure to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412of the Code or of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” or in “reorganization”, within the meaning of Title IV of ERISA; or (i) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”:  any of the events specified in Section 9.1, provided, that, any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligations”: with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or any portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof)

is or becomes illegal or unenforceable under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Loan Party becomes effective with respect to such related Swap Obligation.

“Excluded Taxes”:  with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any Taxes imposed by any jurisdiction other than the United States (or any taxing authority thereof or therein), any jurisdiction in which the Borrower conducts business or claims an interest deduction with respect to this Agreement or any other taxing jurisdiction from or through which payments hereunder are made, (b) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized, in which such recipient conducts business (other than a business that is deemed to arise solely as a result of entering into this Agreement, receipt of payments hereunder or enforcement of its rights hereunder)) or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under subsection 4.14(b)), (i) any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), (ii) is attributable to such Foreign Lender’s failure to comply with subsection 4.12(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to subsection 4.12(a) or (iii) is attributable to such Foreign Lender’s failure to satisfy the applicable requirements as in effect after December 31, 2012 of FATCA to establish that such payment is exempt from withholding under FATCA.

“Existing Credit Agreement”:  as defined in the recitals hereto.

“Existing Loan Documents”: the “Loan Documents” as defined in the Existing Credit Agreement.

“Extension of Credit”:  as to any Lender, the making of a Loan by such Lender and, with respect to any Lender, the issuance of any Letter of Credit.

“Extraordinary Receipts” means any cash payment received after the Closing Date by any Loan Party outside the ordinary course of business, in connection with the following:  (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of casualty insurance, (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, net of costs incurred to obtain such proceeds, (e) condemnation awards and payments in lieu thereof, (f) indemnity payments, net of costs incurred to obtain such payment and (g) any purchase price adjustment received in connection with any purchase agreement.

“FATCA”: Section 1471 through 1474 of the Code, including any regulations promulgated thereunder or official interpretations thereof.

“FCPA”: has the meaning set forth in Section 5.21.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal Funds Rate and (b) zero percent (0%).

“Federal Reserve Board”: the Board of the United States Federal Reserve System and any successor thereto.

“Financial Covenants”: the financial covenants set forth in subsection 8.1.

“Financial Officer”: with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller or senior vice president of finance of such Person.

“Financing Lease”:  (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Borrower and its Subsidiaries and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

“Fixed Charge Coverage Ratio”: with respect to any fiscal period, the ratio of (a) Consolidated EBITDA for such period minus Unfinanced Capital Expenditures made during such fiscal period minus any cash dividends or distributions or other Restricted Payments made by Borrower and its Subsidiaries during such fiscal period minus the amount of taxes deducted from earnings in determining Consolidated Net Income for such period to (b) all Senior Debt Payments made during such fiscal period.

“Floor”: zero percent (0.00%) per annum.

“Foreign Plan”:  any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Borrower or any Subsidiary with respect to employees employed outside the United States.

“Foreign Lender”:  any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”:  as to any Person, any Subsidiary of such Person which is organized under the laws of any jurisdiction outside of the country of the jurisdiction of organization of such Person.

“GAAP”:  generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”:  the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee Agreements”:  collectively, any Guarantee Agreement executed and delivered by a Domestic Subsidiary of the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the value as of any date of determination of the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (unless such Guarantee Obligation shall be expressly limited to a lesser amount, in which case such lesser amount shall apply) or, if not stated or determinable, the value as of any date of determination of the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Materials”:  any solid wastes, toxic or hazardous substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation, and any other substance the presence of which may give rise to liability under any Environmental Law.

“Hedge Agreement”:  any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement, or currency swap or other currency hedge arrangement (other than any interest rate cap or other similar agreement or arrangement pursuant to which the Borrower has no credit exposure), to or under which the Borrower or any of its Subsidiaries is a party or a beneficiary.

“Hedge Agreement Obligation”:  any obligation of the Borrower under any one or more Hedge Agreements to make payments to the counterparties thereunder upon the occurrence of a termination event or similar event thereunder.

“HSBC”:  HSBC Bank USA, National Association.

“IDA Lease”: that certain Lease and Project Agreement, dated as of November 1, 2017 by and between Borrower and the Town of Babylon Industrial Development Agency, as in effect on November 1, 2017.

“Inactive Subsidiary”: a Domestic Subsidiary of the Borrower that does not own assets having a value in excess of $50,000 and that does not conduct any business.

“Indebtedness”:  of a Person, at a particular date, the sum (without duplication) at such date of (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable as obligor (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices of such Person), (b) indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (c) obligations of such Person under Financing Leases, (d) the face amount of all letters of credit issued for the account of or upon the application of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder and (e) obligations (in the nature of principal or interest) of such Person in respect of acceptances or similar obligations issued or created for the account of such Person.  Indebtedness shall not include amounts due under leases of real property.

“Indemnified Taxes”:  Taxes other than Excluded Taxes.

“Intellectual Property”:  as defined in subsection 5.9.

“Interest Payment Date”:  (a) as to any Prime Loan, the last day of each month to occur while such Loan is outstanding, (b) as to any SOFR Rate Loan, the last day of such Interest Period.

“Interest Period”: as to any SOFR Rate Loan, the period commencing on the date of the borrowing of such SOFR Rate Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter (in each case, subject to the availability thereof), as specified in the applicable notice of borrowing or notice of conversion/continuation; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Revolving Credit Termination Date or Revolving Credit Commitment Period, as applicable, and (d) no tenor that has been removed from this definition pursuant to Section 4.17(e) shall be available for specification in such notice of borrowing or notice of conversion/continuation.  For purposes hereof, the date of a borrowing initially shall be the date on which such SOFR Rate Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such SOFR Rate Loan.

“Issuing Lender”:  HSBC or any of its Affiliates, in its capacity as issuer of the Letters of Credit, and any other Lender which the Borrower, the Administrative Agent and the Required Lenders shall have approved, in its capacity as issuer of the Letters of Credit.

“Lenders”:  as defined in the preamble hereto.

“Letter of Credit Applications”:  (a) in the case of Standby Letters of Credit, a letter of credit application for a Standby Letter of Credit on the standard form of the applicable Issuing Lender for standby letters of credit, and (b) in the case of Commercial Letters of Credit, a letter of credit application for a Commercial Letter of Credit on the standard form of the applicable Issuing Lender for commercial letters of credit.

“Letter of Credit Obligations”:  at any particular time, all liabilities of the Borrower with respect to Letters of Credit, whether or not any such liability is contingent, including (without duplication) the sum of (a) the aggregate undrawn face amount of all Letters of Credit then outstanding plus (b) the aggregate amount of all unpaid Reimbursement Obligations at such time.

“Letters of Credit”:  as defined in subsection 3.1(ii).

“Leverage Ratio”: with respect to any fiscal period, the ratio of (a) Indebtedness of Borrower and its Consolidated Subsidiaries for such fiscal period, less unrestricted cash and Cash Equivalents held in deposit accounts maintained with the Collateral Agent to (b) Consolidated EBITDA for such fiscal period.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement (other than a bank or similar deposit account), encumbrance, lien (statutory or other), or preference, priority or other security interest or similar preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, and, in the case of securities, a third party’s right to purchase such securities).

“Loan Documents”:  the collective reference to this Agreement, any Notes, the Guarantee Agreements, the Security Documents, any Letter of Credit Application and any documents or instruments evidencing or governing the Security Documents.

“Loan Parties”:  the collective reference to the Borrower and each guarantor or grantor party to any Security Document.

“Loans”:  the collective reference to the Revolving Credit Loans and the Swing Line Loans.

“Material Adverse Effect”:  a material adverse change in the business, assets, results of operations, financial condition, or liabilities (contingent or otherwise) of the Borrower and its Subsidiaries, taken as a whole.

“Moody’s”:  Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notes”:  the collective reference to the Revolving Credit Notes and the Swing Line Notes.

“Obligations”:  collectively, the unpaid principal of and interest on the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to any Agent, the Issuing Lender and the Lenders under or in connection with this Agreement, the other Loan Documents and any Hedge Agreement with any Lender or any Affiliate of a Lender or with respect to any Bank Product Obligations owing to Agents, any Lender or any Affiliate of a Lender (including in each case, without limitation, interest, fees or other amounts accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document or Hedge Agreement after the maturity of the Loans and interest, fees or other amounts accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document or Hedge Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the other Loan Documents or any Hedge Agreement with a Lender or any Affiliate of a Lender or with respect to any Bank Products provided by any Agent, any Lender or any Affiliate of any Agent or a Lender or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders); excluding, in each case, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party.

“OFAC”: means the United States Treasury Department Office of Foreign Assets Control.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant Register”:  as defined in subsection 11.6(c).

“Participants”:  as defined in subsection 11.6(c).

“Participating Interest”:  with respect to any Letter of Credit (a) in the case of the Issuing Lender, its interest in such Letter of Credit and any Letter of Credit Application relating thereto after giving effect to the granting of any participating interests therein pursuant hereto and (b) in the case of each Participating Lender, its undivided participating interest in such Letter of Credit and any Letter of Credit Application relating thereto.

“Participating Lender”:  any Revolving Lender (other than the Issuing Lender) with respect to its Participating Interest in a Letter of Credit.

“Patriot Act”:  as defined in subsection 11.16.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition(s)”: the purchase by Borrower after the Closing Date of all or substantially all of the assets of any Person or a business or division of such Person (whether pursuant to a merger or other transaction) or of all or a majority of the equity interests of a Person in one or a series of transactions (such assets or Person being referred to herein as the “Target”), provided, that (i) at the time of such acquisition and after giving effect thereto, no Event of Default has occurred and is continuing, (ii) on a pro forma basis for the acquisition, the Borrower is in compliance with the financial covenants contained in Section 8.1, (iii) both before and after giving effect to such acquisition, the Aggregate Available Revolving Credit Commitments shall be at least $5,000,000 and (iv) each of the following is met in connection with the acquisition:

(a)the sum of (i) the aggregate cash consideration paid by Borrower with respect to Permitted Acquisitions during the term of this Agreement plus (ii) the aggregate Indebtedness assumed or issued by Borrower with respect to Permitted Acquisitions during the term of this Agreement shall not exceed $40,000,000;

(b)the Agent shall receive at least thirty (30) Business Days’ prior written notice of such proposed acquisition, which notice shall include a reasonably detailed description of such proposed acquisition;

(c)such acquisition shall involve assets located in the United States; provided, that, up to the lesser of (i) 50% and (ii) $30,000,000 of the total allocated value of assets acquired in any single acquisition (and in all such acquisitions in the aggregate) may be located outside of the United States;

(d)the Target shall be an operating company or division or line of business that satisfies the requirements contained in Section 8.12;

(e)such acquisition shall be consensual and shall have been approved by the Target’s board of directors or managers (or equivalent governing body);

(f)at or prior to the closing of any acquisition, the Borrowers and the Target shall have executed such documents and taken such actions as may be required by the Agent (i) for the Target to become a Guarantor hereunder and under the other Loan Documents and (ii) for the Agent to be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant to such acquisition or in the assets and equity interests of the Target;

(g)on or prior to (or, with respect to any acquisition involving an aggregate consideration of less than $20,000,000, no later than five (5) Business Days after) the date of such acquisition, the Agent shall have received, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by the Agent;

(h) not less than five (5) Business Days and not more than thirty (30) Business Days prior to the date of such acquisition, Agent shall have received updated projections (including in each case, forecasted statements of income and loss, and, with respect to any acquisition involving an aggregate consideration of $20,000,000 or more, forecasted balance sheets and statements of cash flow) for Borrower and its Subsidiaries, for the twelve (12) month period after the date of such acquisition, together with such supporting information as Agent may reasonably request and such other financial information and/or statements of the Borrower or the Target as reasonably requested by Agent; and

(i)Agent shall have received a certificate of a senior officer of Borrower certifying on behalf of Borrower to Agent that such acquisition complies with this Agreement.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement”: any Pledge Agreement executed by Borrower or any of its Domestic Subsidiaries, as amended, supplemented or otherwise modified from time to time.

“Pledgee”:  as defined in subsection 11.15.

“Prime Loans”:  Loans the rate of interest applicable to which is based upon the Prime Rate.

“Prime Rate”:  on any date, a variable rate of interest per annum equal to the highest of (a) the rate of interest publicly announced by Administrative Agent from time to time as its prime rate and is a base rate for calculating interest on certain loans (noting that the prime rate may or may not be the most favorable rate charged by Administrative Agent to its customer and each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective), (b) the Federal Funds Rate plus ½ of 1%, and (c) Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.2645% per annum; and each change in any interest rate provided for in this Agreement based upon Prime Rate shall take effect at the time of such change in the Prime Rate.

“Prime Rate Term SOFR Determination Day”: has the meaning specified in the definition of “Term SOFR”.

“Properties”:  as defined in subsection 5.15(a).

“Qualified ECP Loan Party”: in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 or that otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder at the time such Swap Obligation is incurred (including as a result of the agreement in Section 7.12 hereof or any other guarantee or other support agreement in respect of the obligations of such Loan Party by another Person that constitutes an “eligible contract participant”).

“Receivables”: as to any Person, all of such Person’s accounts, contract rights, instruments, documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Person arising out of or in connection with the sale or lease of inventory or the rendition of services, whether secured or unsecured, now existing or hereafter created.

“Refunded Swing Line Loans”:  as defined in subsection 2.8(b).

“Register”:  as defined in subsection 11.6(b).

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the Issuing Lender in accordance with the terms of this Agreement and the related Letter of Credit Application for any payment made by the Issuing Lender under any Letter of Credit.

“Related Parties”:  with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release”:  any spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaking, dumping, disposing, spreading, depositing or dispersing of any Hazardous Materials in, unto or onto the environment.

“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Lenders”:  at any time (i) there are two Lenders, all of the Lenders and (ii) there are more than two Lenders, Lenders having Total Loan Percentages of which aggregate more than 66%.

“Requirement of Law”:  as to (a) any Person, the certificate of incorporation and by-laws or the partnership or limited partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and (b) any property, any law, treaty, rule, regulation, requirement, judgment, decree or determination of any Governmental Authority applicable to or binding upon such property or to which such property is subject, including, without limitation, any Environmental Laws.

“Responsible Officer”:  with respect to any Loan Party, the chief executive officer, the president, any Financial Officer, any vice president, the treasurer or the assistant treasurer of such Loan Party.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payments”:  as defined in subsection 8.7.

“Revolving Credit Commitment”:  as to any Revolving Lender at any time, its obligation to make Revolving Credit Loans, issue or participate in Letters of Credit issued for the account of the Borrower and/or make or participate in Swing Line Loans to the Borrower in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule I hereto under the heading “Revolving Credit Commitment,” as such amount may be reduced from time to time pursuant to subsection 2.4 and the other applicable provisions hereof.

“Revolving Credit Commitment Percentage”:  as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Aggregate Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated or expired at such time, the percentage which (a) the Aggregate Revolving Credit Outstanding of such Lender at such time then constitutes of (b) the Aggregate Revolving Credit Outstanding of all Lenders at such time).

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to but not including the Revolving Credit Termination Date, or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Loan”:  as defined in subsection 2.1(a).

“Revolving Credit Note”:  as defined in subsection 4.16(d).

“Revolving Credit Termination Date”:  February 9, 2029; provided, that, if such date is not a Business Day then the Revolving Credit Termination Date shall be deemed to be the first preceding Business Day.

“Revolving Lender”:  each Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans.

“Sanctions”: has the meaning set forth in Section 5.21.

“S&P”:  Standard & Poor’s Ratings Group or any successor thereto.

“SBA” means the U.S. Small Business Administration.

“Security Agreements”: any Security Agreement executed by Borrower or any Domestic Subsidiary, as amended, supplemented or otherwise modified from time to time.

“Security Documents”:  the collective reference to the Guarantee Agreements, the Security Agreements, the Pledge Agreements and each other pledge agreement, security document, mortgage or similar agreement that may be delivered to the Collateral Agent as collateral security for any or all of the Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Senior Debt Payments”: all cash actually expended by Borrower and its Subsidiaries to make (a) interest payments on any Loans hereunder plus (b) payments with respect to any other Indebtedness for borrowed money. For the avoidance of doubt, Senior Debt Payments shall not include any voluntary or mandatory prepayments made pursuant to Section 4.4 (including any voluntary or mandatory prepayments of the Revolving Credit Loan).

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Rate Loan”: a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Prime Rate”.

“Solvent”:  with respect to any Person on a particular date, that on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and mature, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Standby Letters of Credit”:  as defined in subsection 3.1(i).

“Subsidiary”:  as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person (exclusive of any Affiliate in which such Person has a minority ownership interest).  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligation”: with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Commitment”:  the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 2.8.

“Swing Line Lender”:  HSBC Bank USA, National Association, in its capacity as lender of the Swing Line Loans.

“Swing Line Loan Participation Certificate”:  a certificate in substantially the form attached hereto as Exhibit D, as the same may be amended, supplemented or otherwise modified from time to time.

“Swing Line Loans”:  as defined in subsection 2.8(a).

“Swing Line Note”:  as defined in subsection 4.16(d).

“Taxes”:  any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term SOFR”: means,

(a)for any calculation with respect to a SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to a Prime Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Prime Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Prime Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Prime Rate Term SOFR Determination Day;

provided, in each case, if Term SOFR as so determined shall ever be less than the Floor, then the Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.

“Total Loan Percentage”: as to any Lender, the percentage which the sum of such Lender’s Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated or expired at such time, such Lender’s Aggregate Revolving Credit Outstanding) then in effect constitutes of the Aggregate Loans.

“Trailing”:  with respect to the determination of any financial results for any period, the applicable financial result for the four fiscal quarters ended on such date.

“Tranche”:  the collective reference to SOFR Rate Loans the then current Interest Periods with respect to which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Transferee”:  as defined in subsection 11.15.

“Type”:  as to any Loan, its nature as a Prime Loan or a SOFR Rate Loan.

“UK Bribery Act”: has the meaning set forth in Section 5.21.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfinanced Capital Expenditures”: all Capital Expenditures of Borrower and its Subsidiaries other than those made utilizing financing provided by the applicable seller or third party lenders. For the avoidance of doubt, Capital Expenditures made by Borrower and its Subsidiaries utilizing Revolving Credit Loans shall be deemed Unfinanced Capital Expenditures.

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Withdrawal Liability”:  liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.Other Definitional Provisions.

(a)Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, the other Loan Documents or any certificate or other document made or delivered pursuant hereto.

(b)As used herein and in the Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or, if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3.Rates.  The interest rate on a Loan denominated in U.S. Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.17 provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Prime Rate, the Term SOFR Reference Rate, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Prime Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Prime Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower and other Loan Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Prime Rate, the Term SOFR Reference Rate, Term SOFR, or any other Benchmark including any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Loan Parties or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 2:AMOUNT AND TERMS OF COMMITMENTS

2.1.Revolving Commitments.

(a)Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Credit Loan”) in U.S. Dollars to the Borrower from time to time during the Revolving Credit Commitment Period so long as after giving effect thereto (i) the Available Revolving Credit Commitment of each Lender with a Revolving Credit Commitment is greater than or equal to zero and (ii) the Aggregate Revolving Credit Outstanding of all Lenders does not exceed the Aggregate Revolving Credit Commitments.  During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)The Revolving Credit Loans may from time to time be (i) SOFR Rate Loans, (ii) Prime Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 4.2, provided, that, no Revolving Credit Loan shall be made as a SOFR Rate Loan after the day that is one month prior to the Revolving Credit Termination Date.

2.2.Procedure for Revolving Credit Borrowing.  The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided, that, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 11:00 A.M., (New York City time) at least (a) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially SOFR Rate Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying in each case (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of SOFR Rate Loans, Prime Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of SOFR Rate Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor.  Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (A) in the case of Prime Loans, $100,000 or a whole multiple of $100,000 in excess thereof (or, if the then Aggregate Available Revolving Credit Commitments are less than $100,000, such lesser amount) and (B) in the case of SOFR Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof not later than 3:00 P.M., New York City time, on the date the Administrative Agent receives such notice.  Not later than 12:00 Noon, New York City time, on each requested Borrowing Date each Revolving Lender shall make an amount equal to its Revolving Credit Commitment Percentage of the principal amount of the Revolving Credit Loans requested to be made on such Borrowing Date available to the Administrative Agent at its office specified in subsection 11.2 in U.S. Dollars and in immediately available funds.  The Administrative Agent shall on such date credit the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3.Repayment of Revolving Credit Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender (whether made before or after the termination or expiration of the Revolving Credit Commitments) on the Revolving Credit Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in subsection 4.1.

2.4.Termination and Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent (which shall promptly notify each Lender thereof), to terminate the Aggregate Revolving Credit Commitments or, from time to time, to reduce the amount of the Aggregate Revolving Credit Commitments; provided, that, no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Available Revolving Credit Commitment of any Lender would not be greater than or equal to zero.  Any such permitted reduction shall be in an amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Aggregate Revolving Credit Commitments then in effect.

2.5.[Reserved].

2.6.[Reserved].

2.7.Swing Line Commitment.

(a)Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $3,000,000.00, provided, that, the Swing Line Lender shall not make any Swing Line Loan if, after giving effect thereto, the sum of the Swing Line Loans, the Revolving Credit Loans and the Letter of Credit Obligations (in each case after giving effect to the Loans requested to be made and the Letters of Credit requested to be issued on such date) exceeds the Aggregate Revolving Credit Commitments.  During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  All Swing Line Loans shall be made as Prime Loans and shall not be entitled to be converted into SOFR Rate Loans.  The Borrower shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 12:00 Noon, New York City time) on the requested Borrowing Date specifying the amount of the requested Swing Line Loan which shall be in a minimum amount of $100,000 or a whole multiple of $100,000 in excess thereof.  The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower at the office of the Swing Line Lender set forth in subsection 11.2, or at such other address the Swing Line Lender shall designate in writing to the Borrower from time to time in accordance with subsection 11.2, by 3:00 P.M., New York City time, on the Borrowing Date by crediting the account of the Borrower at such office with such proceeds.  The Borrower may at any time and from time to time prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the Swing Line Lender prior to 12:00 Noon, New York City time, on any Business Day of the date and amount of prepayment.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.

(b)The Swing Line Lender, at any time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf) request each Revolving Lender, including the Swing Line Lender, to make a Revolving Credit Loan which is a Prime Loan in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Line Loans outstanding on the date such notice is given (the “Refunded Swing Line Loans”) to repay the Swing Line Lender.  Unless any of the events described in paragraph (h) of Section 9.1 shall have occurred with respect to the Borrower (in which event the procedures of paragraph (d) of this subsection 2.8 shall apply), each Revolving Lender shall make the proceeds of such Revolving Credit Loan available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent specified in subsection 11.2 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.  Effective on the day such Revolving Credit Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans, shall no longer be due under any Swing Line Note and shall be due as the respective Revolving Credit Loans made by the Revolving Lenders in accordance with their respective Revolving Credit Commitment Percentages.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Swing Line Lender the then unpaid principal amount of each Swing Line Loan of the Swing Line Lender on the Revolving Credit Termination Date (to the extent such Swing Line Loan has not previously been repaid in full with the proceeds of Revolving Credit Loans).

(c)Notwithstanding anything herein to the contrary, the Swing Line Lender shall not be obligated to make any Swing Line Loans if the conditions set forth in subsection 6.2 have not been satisfied in respect thereof.

(d)If prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this subsection 2.8 one of the events described in paragraph (h) of Section 9.1 shall have occurred and be continuing with respect to the Borrower, each Revolving Lender with a Revolving Credit Commitment will, on the date such Revolving Credit Loan was to have been made pursuant to the notice in this subsection 2.8, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to (i) its Revolving Credit Commitment Percentage times (ii) the Refunded Swing Line Loans.  Each Revolving Lender will immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation, and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e)Whenever, at any time after any Revolving Lender has purchased a participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof, the Swing Line Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)Each Revolving Lender’s obligation to make the Loans referred to in subsection 2.8(b) and to purchase participating interests pursuant to subsection 2.8(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Loan Party; (iv) any breach of this Agreement or any other Loan Document by the Borrower or any of its Subsidiaries or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3:LETTERS OF CREDIT

3.1.Letters of Credit.  Subject to the terms and conditions of this Agreement, the Issuing Lender agrees, on behalf of the Revolving Lenders, and in reliance on the agreement of the Revolving Lenders set forth in subsection 3.3, to issue for the account of the Borrower letters of credit in an aggregate face amount, together with any unpaid Reimbursement Obligations not to exceed $2,000,000 at any time outstanding, as follows:

(i)standby letters of credit (collectively, the “Standby Letters of Credit”) in a form reasonably satisfactory to the Issuing Lender and in favor of such beneficiaries as the Borrower shall specify from time to time (which shall be reasonably satisfactory to the Issuing Lender); and

(ii)commercial letters of credit in the form of the Issuing Lender’s standard commercial letters of credit (“Commercial Letters of Credit”) in favor of sellers of goods or services to the Borrower or its Subsidiaries (the Standby Letters of Credit and Commercial Letters of Credit being referred to collectively as the “Letters of Credit”);

provided, that, no Letter of Credit shall be issued if, and after giving effect to such issuance, the Aggregate Revolving Credit Outstanding of all Revolving Lenders would exceed the Aggregate Revolving Credit Commitments at such time.  Each Standby Letter of Credit shall (i) have an expiry date no later than one year from the date of issuance thereof or, if earlier, five (5) Business Days prior to the Revolving Credit Termination Date and (ii) be denominated in U.S. Dollars.  Each Commercial Letter of Credit shall (i) provide for the payment of sight drafts when presented for honor thereunder, or of time drafts, in each case in accordance with the terms thereof and when accompanied by the documents described or when such documents are presented, as the case may be, (ii) be denominated in U.S. Dollars and (iii) have an expiry date no later than six months from the date of issuance thereof or, if earlier, five (5) Business Days prior to the Revolving Credit Termination Date.  Upon the issuance of any Letter of Credit, the Administrative Agent shall promptly notify each Revolving Lender thereof.

3.2.Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request, upon at least three (3) Business Days’ notice, the Issuing Lender to issue a Letter of Credit by delivering to the Issuing Lender at its address specified in subsection 11.2 a Letter of Credit Application, completed to the reasonable satisfaction of such Issuing Lender, together with such other certificates, documents and other papers and information as such Issuing Lender may reasonably request.  Upon receipt of any Letter of Credit Application, the Issuing Lender will process such Letter of Credit Application, and the other certificates, documents and other papers delivered in connection therewith, in accordance with its customary procedures and shall promptly issue such Letter of Credit (but in no event earlier than three (3) Business Days after receipt by the Issuing Lender of the Letter of Credit Application relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower.  Prior to the issuance of any Letter of Credit, the Issuing Lender will confirm with the Administrative Agent that the issuance of such Letter of Credit is permitted pursuant to Section 3 and subsection 6.2.  Additionally, the Issuing Lender and the Borrower shall inform the Administrative Agent of any modifications made to outstanding Letters of Credit, of any payments made with respect to such Letters of Credit, and of any other information regarding such Letters of Credit as may be reasonably requested by the Administrative Agent, in each case pursuant to procedures established by the Administrative Agent.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of issuance of each Letter of Credit (including the amount thereof).

3.3.Participating Interests.  Effective as of the date of the issuance of each Letter of Credit (in the case of a Letter of Credit issued after the date hereof), the Issuing Lender agrees to allot, and does allot, to each other Revolving Lender with a Revolving Credit Commitment, and each such Lender severally and irrevocably agrees to take and does take, a Participating Interest in such Letter of Credit and the related Letter of Credit Application in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.  On the date that any Participating Lender becomes a party to this Agreement in accordance with subsection 11.6, Participating Interests in any outstanding Letter of Credit held by the Revolving Lender from which such Participating Lender acquired its interest hereunder shall be proportionately reallocated between such Participating Lender and such transferor Revolving Lender.  Each Participating Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance with the terms hereof and to pay or to reimburse the Issuing Lender in respect of such Letter of Credit for its participating share of the drafts drawn thereunder shall be irrevocable and unconditional; provided, that, no Participating Lender shall be liable for the payment of any amount under subsection 3.4(b) resulting solely from the Issuing Lender’s gross negligence or willful misconduct.

3.4.Payments.

(a)The Borrower agrees (i) to reimburse the Administrative Agent for the account of the Issuing Lender, forthwith upon its demand and otherwise in accordance with the terms of the Letter of Credit Application, if any, relating thereto, for any payment made by the Issuing Lender under any Letter of Credit and (ii) to pay to the Administrative Agent for the account of such Issuing Lender, interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a fluctuating rate per annum equal to the rate then borne by Revolving Credit Loans that are Prime Loans pursuant to subsection 4.1(b) plus 3% per annum.

(b)In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor, forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms hereof or of the Letter of Credit Application, if any, relating to such Letter of Credit, the Issuing Lender will promptly through the Administrative Agent notify each Participating Lender that acquired its Participating Interest in such Letter of Credit from the Issuing Lender or pursuant to an assignment as provided in subsection 11.6(c).  No later than (x) the close of business on the date such notice is given if such notice is given by 12:00 Noon (New York City time) on the date such notice is received or (y) 12:00 Noon (New York City time) on the following Business Day if such notice is not received by 12:00 Noon (New York City time), each such Participating Lender will transfer to the Administrative Agent, for the account of the Issuing Lender, in immediately available funds, an amount equal to such Participating Lender’s pro rata share of the unreimbursed portion of such payment.

(c)Whenever, at any time, after the Issuing Lender has made payment under a Letter of Credit and has received from any Participating Lender such Participating Lender’s pro rata share of the unreimbursed portion of such payment, the Issuing Lender receives any reimbursement on account of such unreimbursed portion or any payment of interest on account thereof, the Issuing Lender will distribute to the Administrative Agent, for the account of such Participating Lender, its pro rata share thereof; provided, however, that in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such Participating Lender will promptly return to the Administrative Agent, for the account of the Issuing Lender, any portion thereof previously distributed by the Issuing Lender to it.

3.5.Further Assurances.  The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender more fully to affect the purposes of this Agreement and the issuance of the Letters of Credit issued hereunder.

3.6.Obligations Absolute.  The payment obligations of the Borrower and each Participating Lender under subsection 3.4 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a)the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any Participating Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated herein, or any unrelated transaction;

(b)any statement or any other document presented under any Letter of Credit opened for its account proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(c)payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except payment resulting solely from the gross negligence or willful misconduct of the Issuing Lender; or

(d)any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except circumstances or happenings resulting from the gross negligence or willful misconduct of the Issuing Lender.

3.7.Letter of Credit Application.  To the extent not inconsistent with the terms of this Agreement (in which case the provisions of this Agreement shall prevail), provisions of any Letter of Credit Application related to any Letter of Credit are supplemental to, and not in derogation of, any rights and remedies of the Issuing Lender and the Participating Lenders under this Section 3 and applicable law.  The Borrower acknowledges and agrees that all rights of the

Issuing Lender under any Letter of Credit Application shall inure to the benefit of each Participating Lender to the extent of its Revolving Credit Commitment Percentage as fully as if such Participating Lender was a party to such Letter of Credit Application.

3.8.Purpose of Letters of Credit.  Each Standby Letter of Credit shall be used by the Borrower solely (a) to provide credit support for borrowings by the Borrower or its Subsidiaries, or (b) for other working capital purposes of the Borrower and Subsidiaries in the ordinary course of business.  Each Commercial Letter of Credit will be used by the Borrower and Subsidiaries solely to provide the primary means of payment in connection with the purchase of goods or services by the Borrower and its Subsidiaries in the ordinary course of business.

SECTION 4:GENERAL PROVISIONS

4.1.Interest Rates and Payment Dates.

(a)Each SOFR Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to Term SOFR determined for such Interest Period plus the Applicable Margin.

(b)Each Prime Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Prime Rate for such day plus the Applicable Margin.

(c)If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest for each day after the due date until such amount is paid in full at a rate per annum equal to (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 3% per annum or (y) in the case of any such overdue interest, fee or other amount, the rate described in paragraph (b) of this subsection plus 3% per annum.  If any Event of Default described in subsections 9(c) (with respect to subsection 8.1 only), (f), (h) or (j) shall occur and be continuing, and the Required Lenders shall give notice to the Borrower that this sentence shall apply, then, until such Event of Default shall be cured or waived or such notice shall be withdrawn, the outstanding principal amount of all Loans shall bear interest at 3% per annum above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 4.1 (other than the first sentence of this paragraph (c)).

(d)Interest shall be payable in arrears on each Interest Payment Date, provided, that, interest accruing pursuant to paragraph (c) of this subsection 4.1 shall be payable from time to time on demand.

(e)On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with the Administrative Agent (as such account shall be designated by Borrower in a written notice to the Administrative Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby authorizes the Administrative Agent (i) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the Borrower Account, and (ii) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at the Administrative Agent. The Administrative Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this 4.1(e) showing reasonable detail the amounts of such deduction.

4.2.Conversion and Continuation Options.

(a)The Borrower may elect from time to time to convert outstanding SOFR Rate Loans (in whole or in part) to Prime Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election, provided, that, any such conversion of SOFR Rate Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert outstanding Prime Loans (in whole or in part) to SOFR Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, at least three (3) Business Days’ prior to the proposed conversion date.  Any such notice of conversion to SOFR Rate Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  All or any part of outstanding SOFR Rate Loans and Prime Loans may be converted as provided herein, provided, that, (i) no Prime Loan may be converted into a SOFR Rate Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion that such conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, subsection 4.3 shall not have been violated, and (iii) no Prime Loan may be converted into a SOFR Rate Loan after the date that is one month prior to the Revolving Credit Termination Date.

(b)Any SOFR Rate Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loans determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided, that, no SOFR Rate Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion that such continuation is not appropriate, (ii) if, after giving effect thereto, subsection 4.3 would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date; and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted pursuant to the preceding proviso, such SOFR Rate Loans shall automatically be converted to Prime Loans on the last day of such then expiring Interest Period.  Upon receipt of any notice pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each Lender thereof.

4.3.Minimum Amounts of Tranches.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of the SOFR Rate Loans comprising each Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (ii) there shall not be more than 5 Tranches at any one time outstanding.

4.4.Mandatory Prepayments.

(a)[Reserved].

(b)[Reserved].

(c)If, at any time during the Revolving Credit Commitment Period, for any reason the Aggregate Revolving Credit Outstanding of all the Revolving Lenders exceeds the Aggregate Revolving Credit Commitments then in effect, or the Aggregate Revolving Credit Outstanding of any Lender exceeds the Revolving Credit Commitment of such Lender then in effect, the Borrower shall, without notice or demand, immediately prepay the Revolving Credit Loans and, to the extent required, cash collateralize Letters of Credit, in each case, in an aggregate amount at least sufficient to eliminate any such excess.

(d)If any Loan Party receives any Extraordinary Receipts consisting of property or casualty insurance proceeds, then, subject to clause (x) of the proviso below, to the extent such Extraordinary Receipts exceed $5,000,000 in the aggregate during the term of this agreement, Borrower shall repay the Loans in an amount equal to such Extraordinary Receipts received in excess of such amount, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such Extraordinary Receipts, and until the date of payment, such proceeds shall be held in trust for the benefit of the Administrative Agent and the Lenders; provided, that, (x) if an Event of Default has occurred and is continuing at the time any Loan Party receives such Extraordinary Receipts, the Borrowers shall be required to repay the Loans in an amount equal to one hundred percent (100%) of such Extraordinary Receipts received and (ii) if the Borrower reasonably expects any Extraordinary Receipts consisting of property or casualty insurance proceeds received as a result of a loss or casualty to a capital asset to be reinvested within one hundred eighty (180) days to repair or replace such assets with like assets, the Borrower shall deliver the insurance proceeds to the Administrative Agent to be applied to the Revolving Credit Loans and the Administrative Agent shall establish a reserve against available funds for borrowing purposes under the Revolving Credit Loans for such amount, until such time as such insurance proceeds have been re-borrowed or applied to other Obligations as set forth herein. If the Borrower so elects to deliver such insurance proceeds to the Administrative Agent, the Borrower may, so long as no Event of Default shall have occurred and be continuing, reborrow such insurance proceeds only for such repair or replacement described in the immediately preceding sentence. If the Borrower fails to reinvest such insurance proceeds within one hundred eighty (180) days, the Borrower hereby authorizes the Administrative Agent and Lenders to make an advance of Revolving Credit Loans in the amount of the remaining reserve to repay the Obligations in the manner set forth in the second sentence of this Section 4.4(e).

(e)Each prepayment of Loans pursuant to this subsection 4.4 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under subsection 4.11 or 4.15 in connection with such prepayment.

4.5.Commitment Fees; Other Fees.

(a)The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Revolving Lender which has defaulted in its obligation to fund a Loan under this Agreement), a commitment fee for the period from and including the

Closing Date to but excluding the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein) computed at the rate per annum set forth in the definition of “Applicable Margin” under the heading “Commitment Fee” on the average daily Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the first Business Day of each calendar quarter and on the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein, commencing on the first such date to occur after the date hereof.

(b)The Borrower shall pay (without duplication of any other fee payable under this subsection 4.5) to each Agent any and all fees separately agreed to by the Borrower and such Agents.

(c)In lieu of any letter of credit commissions and fees provided for in any Letter of Credit Application relating to a Letter of Credit (other than any standard issuance, amendment and negotiation fees), the Borrower will pay the Administrative Agent, (i) for the account of the Issuing Lender, a non-refundable fronting fee equal to 0.25% per annum payable annually in advance and (ii) for the account of the Issuing Lender (with respect to its Participating Interest) and the Participating Lenders to be shared ratably, a non-refundable Letter of Credit fee equal to the Applicable Margin in respect of Revolving Credit Loans which are SOFR Rate Loans, in each case, on the amount available to be drawn under such Letter of Credit,  such fees shall be payable quarterly in arrears on the last Business Day of each calendar quarter, and shall be calculated on the average daily amount available to be drawn under the Letters of Credit.

(d)The Borrower agrees to pay the Issuing Lender for its own account the customary administration, amendment, transfer and negotiation fees charged by the Issuing Lender in connection with its issuance and administration of Letters of Credit.

(e)The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, an upfront fee equal to $20,000, which upfront fee shall be due and payable on the Closing Date; Such upfront fee shall be fully earned and non-refundable when required to be paid and may be charged by the Administrative Agent as a Revolving Credit Loan on the Closing Date.

4.6.Computation of Interest and Fees.

(a)Interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day).  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of Term SOFR.  Any change in the interest rate on a Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in the Prime Rate.

(b)Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower deliver to the Borrower a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1.

4.7.Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period, or

(b)the Administrative Agent has received notice from the Required Lenders that Term SOFR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their SOFR Rate Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (i) any SOFR Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Loans in U.S. Dollars, (ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as SOFR Rate Loans shall be converted to or continued as Prime Loans and (iii) any outstanding SOFR Rate Loans shall be converted on the last day of such Interest Period to Prime Loans.  Until such notice has been withdrawn by the Administrative Agent, no further SOFR Rate Loans shall be made or continued as such, nor shall the Borrower have the right to convert Prime Loans to SOFR Rate Loans.

4.8.Pro Rata Treatment and Payments.

(a)(i)Each borrowing of Loans by the Borrower from the Lenders hereunder shall be made pro rata according to the Revolving Credit Commitment Percentages of the Revolving Lenders in effect on the date of such borrowing.

(ii)[Reserved].

(iii)Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Lenders.

(iv)Each payment by the Borrower on account of any commitment fee or letter of credit fee (other than the fronting fee) hereunder shall be allocated by the Administrative Agent among the Revolving Lenders pro rata in accordance with the Revolving Credit Commitment Percentages of the Lenders as of such date.

(v)Any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Revolving Credit Commitment Percentages of the Lenders on the date of such reduction.

(vi)All payments (including prepayments) to be made by the Borrower in respect of Loans hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders entitled thereto, at the Administrative Agent’s office specified in subsection 11.2, in U.S. Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders entitled to receive the same promptly upon receipt in like funds as received.

(vii)If any payment hereunder (other than payments on the SOFR Rate Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a SOFR Rate Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Borrower shall repay such Lender’s share of such borrowing (together with interest thereon from the date such amount was made available to the Borrower) at the rate per annum applicable to Prime Loans hereunder to the Administrative Agent not later than three (3) Business Days after receipt of written notice from the Administrative Agent specifying such Lender’s share of such borrowing that was not made available to such Administrative Agent, and the Borrower shall have the right to pursue any remedies against such Lender for its failure to make its portion of such borrowing available.

(c)Unless the Administrative Agent shall have been notified in writing by the Borrower prior to a date on which a payment is due from the Borrower hereunder that the Borrower will not make such payment available to the Administrative Agent, the Administrative

Agent may assume that the Borrower is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Lenders a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the due date therefor, each applicable Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

4.9.Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain SOFR Rate Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make SOFR Rate Loans, continue SOFR Rate Loans as such and convert Prime Loans to SOFR Rate Loans shall forthwith be cancelled until such time as it shall no longer be unlawful for such Lender to make or maintain the affected Loans and (b) such Lender’s Loans then outstanding as SOFR Rate Loans, if any, shall be converted automatically to Prime Loans on the respective last days of the then current Interest Periods with respect to such SOFR Rate Loans or within such earlier period as may be required by law.  If any such conversion of a SOFR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.11.

4.10.Increased Costs.

(a)In the event that the adoption of or any change in any Requirement of Law (or in the interpretation or application thereof) or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i)does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loans made by it or any Letter of Credit, or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for (A) changes in the rate  of tax on the overall net income or profits of such Lender, (B) any tax to the extent that the Borrower is or would be required to pay an additional amount with respect to such tax under subsection 4.12 or (C) any tax with respect to which the Borrower would not be required to pay an additional amount under subsection 4.12 because payment of such additional amount with respect to such tax would be specifically excluded thereunder);

(ii)does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of Term SOFR; or

(iii)does or shall impose on such Lender any other condition affecting this Agreement or the Loans made by any Lender or any Letter of Credit participation therein;

and the result of any of the foregoing is to increase the cost to such Lender, by any amount which such Lender deems to be material, of making, renewing, maintaining or participating in advances or extensions of credit or to reduce any amount receivable hereunder, in each case in respect of its Loans or Letters of Credit which it issues or in which it holds Participating Interests, then, in any such case, the Borrower shall promptly pay such Lender, upon receipt of its demand setting forth in reasonable detail, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable, together with interest on each such amount from the date two (2) Business Days after the date demanded until payment in full thereof at the Prime Rate.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and payment of all amounts outstanding hereunder for a period of one year.

(b)In the event that any Lender shall have determined that the adoption of any law, rule, regulation or guideline regarding capital adequacy (or any change therein or in the interpretation or application thereof) or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.  A certificate as to any additional amounts payable pursuant to this subsection 4.10(b), submitted by a Lender to the Borrower shall be conclusive in the absence of manifest error.  Notwithstanding anything in this Agreement to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in either case, be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued. The provisions of this subsection 4.10(b) shall survive the termination of this Agreement and the payment of all amounts outstanding hereunder.

(c)Any request by any Lender for compensation under this subsection 4.10 shall be accompanied by a certificate of a duly authorized officer of such Lender setting forth such information and calculations supporting such request as such Lender shall customarily provide in similar situations.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this subsection 4.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender pursuant to this subsection 4.10 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the circumstance giving rise to such increased costs or reductions is retroactive in effect, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

4.11.Indemnity.  Without duplication of the provisions of subsection 4.15, the Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Loans of such Lender, (b) default by the Borrower in making a borrowing, continuation or conversion after the Borrower has given a notice of borrowing, a notice of continuation or a notice of conversion in accordance with this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with this Agreement or (d) the making of a prepayment, continuation or conversion of a SOFR Rate Loan on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it to maintain its SOFR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained, but excluding, in each case, lost profit.  A certificate as to any amounts payable pursuant to this subsection 4.11, submitted by a Lender to the Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive termination of this Agreement and payment of all amounts outstanding hereunder.

4.12.Taxes.

(a)Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection) the Administrative Agent, Lender or Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)Each Lender shall indemnify the Administrative Agent within ten (10) days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable by the Administrative Agent and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than U.S. federal withholding tax the completion, execution and submission of such forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the Form of Exhibit G to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payment in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of  Internal Revenue Service Form W-8BEN,

(iv)to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of such beneficial owner(s), or

(v)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender or Participant fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) or any regulations or official interpretations thereof, such Foreign Lender shall deliver to the Borrower or the Administrative Agent, at the time or times prescribed law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with its obligations under FATCA or to determine the amount to deduct and withhold from any such payments.  For purposes of this Section 4.12(f), FATCA shall include any regulations or official interpretations of FATCA.

Each Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this subsection 4.12, it shall pay over such refund to the Borrower as determined in good faith by the Administrative Agent or such Lender in its sole discretion (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this subsection 4.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the Borrower upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection 4.12 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

4.13.Use of Proceeds.  The proceeds of the Revolving Credit Loans shall be used for the general working capital and general corporate purposes of the Borrower and its Subsidiaries.   The Letters of Credit shall be used for the purposes set forth in subsection 3.8.

4.14.Change in Lending Office; Replacement of Lender.

(a)Each Lender agrees that if it makes any demand for payment under subsection 4.10 or 4.12, or if any adoption or change of the type described in subsection 4.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if such designation or assignment would reduce or obviate the need for the Borrower to make payments under subsection 4.10 or 4.12, or would eliminate or reduce the effect of any adoption or change described in subsection 4.9.

(b)If any Lender requests any payment under subsection 4.10 or 4.12, the Borrower shall have the right to replace such Lender with one or more replacement lenders, each of which shall be reasonably acceptable to the Administrative Agent; provided, that, (i) the Borrower shall repay (or the replacement lender shall purchase) all Loans and other amounts owing hereunder to such replaced Lender prior to the date of replacement, (ii) until such time as such replacement shall be consummated, the Borrower shall pay additional amounts (if any) required pursuant to subsection 4.10 or 4.12 for the period prior to replacement and (iii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.15.Break Funding Payments.  In the event of (a) the payment of any principal of any SOFR Rate Loan other than on the last day of an Interest Period applicable thereto (including, without limitation, as a result of an Event of Default), (b) the conversion of any SOFR Rate other than on the last day of an Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any SOFR Rate Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR that would have been applicable to such Loan (excluding, for the avoidance of doubt, any Applicable Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this subsection 4.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.  The Lender is authorized (but not obligated) to debit any deposit account of the Borrower now or hereafter maintained by the Borrower with the Lender to pay any such amount that is not paid when due.

4.16.Evidence of Debt.

(a)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.

(b)The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Revolving Credit Loans and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Revolving Credit Loans and each Lender’s share thereof.

(c)The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.16(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender to maintain such account or the Administrative Agent to maintain the Register, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)The Borrower agrees that it will, upon the request of any Revolving Lender, execute and deliver to such Lender (i) a promissory note of the Borrower evidencing the Revolving Credit Commitment of such Lender, substantially in the form attached hereto as Exhibit A-2 with appropriate insertions as to date and principal amount (each, a “Revolving Credit Note”) and/or (ii) a promissory note of the Borrower evidencing the Swing Line Loans of the Swing Line Lender, substantially in the form attached hereto as Exhibit A-3 with appropriate insertions as to date and principal amount (each, a “Swing Line Note”); provided, that, any Revolving Credit Note or Swing Line Note previously delivered to such Lender (or any predecessor thereof) has been returned to the Borrower and marked cancelled or an affidavit of lost or destroyed Note (in form acceptable to the Borrower) is executed and delivered by such requesting Lender in lieu of such Note.

4.17.Inability to Determine Rates and Benchmark Replacement Setting.

(a)Inability to Determine Rates. Subject to this Section 4.17, if, on or prior to the first day of any Interest Period for any SOFR Rate Loan:

(i)The Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof; or

(ii)The Administrative Agent determines that for any reason in connection with any request for a SOFR Rate Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Rate Loan does not adequately and fairly reflect the cost to the Administrative Agent of funding such Loan, then the Administrative Agent shall give the Lenders and the Borrower prompt written, telephonic or telegraphic notice of such determination.  Upon notice thereof by the Administrative Agent to the Lenders and the Borrower, any obligation of the Lenders to make SOFR Rate Loans, and any right of the Borrower to continue SOFR Rate Loans or to convert Prime Loans to SOFR Rate Loans, shall be suspended (to the extent of the affected SOFR Rate Loans or affected Interest Periods) until the Administrative Agent revokes such notice.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Rate Loans (to the extent of the affected SOFR Rate Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for Prime Loans or conversion to Prime Loans in the amount specified therein and (ii) any outstanding affected SOFR Rate Loans will be deemed to have been converted into Prime Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 4.11. Subject to this Section 4.17, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Prime Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Prime Rate” until the Administrative Agent revokes such determination.

(b)Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Obligations shall be deemed not to be a “Loan Document” for purposes of this Section 4.17(b)), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower and the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower and the Lenders of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.17(e). Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 4.17, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.17.

(e)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark

(including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Rate Loan, or any conversion to or continuation of a SOFR Rate Loan, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Prime Loan or a conversion to a Prime Loan.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Prime Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Prime Rate.

SECTION 5:REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans, and to induce the Issuing Lender to issue Letters of Credit, the Borrower represents and warrants to each Agent and to each Lender that:

5.1.Financial Condition; Accuracy of Information.  During the period from June 30, 2023 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower or any of its Consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Consolidated Subsidiaries at June 30, 2023, other than the sale of inventory in the ordinary course of business.

5.2.No Change.  Since June 30, 2023, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

5.3.Corporate Existence; Compliance with Law.  Each Loan Party and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified in any such jurisdiction could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4.Corporate Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow and obtain other extensions of credit hereunder and has taken all necessary action to authorize the borrowings and other extensions of credit hereunder on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required as a condition precedent to the borrowings or other extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of the Loan Documents.  This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Loan Party that is a party hereto or thereto.  This Agreement constitutes, and each other Loan Document to which it is a party constitutes, a legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5.No Legal Bar.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings and other extensions of credit hereunder and the use of the proceeds thereof will not (a) violate any Requirement of Law or Contractual Obligation of any Loan Party or of any of its Subsidiaries except (other than with respect to Security Documents or the organizational and governing documents of such Loan Party or Subsidiaries), as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than those Liens created by the Loan Documents).

5.6.No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Loan Parties, threatened by or against any Loan Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents and the other transactions contemplated hereby or thereby, or (b) which would reasonably be expected to have a Material Adverse Effect.

5.7.No Default.  After giving effect to this Agreement, no Loan Party or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.  After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

5.8.Ownership of Property; Liens.  Each of the Loan Parties and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except to the extent that the failure to have such title would not have a Material Adverse Effect.  None of such property is subject to any Lien except as permitted by subsection 8.3.  With respect to real property or interests in real property, as of the Closing Date, the Borrower or its Subsidiaries

have (i) fee title to all of the real property listed on Schedule 5.8 under the heading “Fee Properties”, and (ii) good and valid title to the leasehold estates in all of the real property leased by it and listed on Schedule 5.8 under the heading “Leased Properties”, in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Liens permitted pursuant to subsection 8.3, (B) as to leased property, the terms and provisions of the respective lease therefor and any matters affecting the fee title and any estate superior to the leasehold estate related thereto, and (C) title or lease defects, or leases or subleases granted to others, which are not material to the fee properties or the leased properties, as the case may be, taken as a whole.  The fee properties constitute, as of the Closing Date, substantially all of the real property owned in fee by the Borrower and its Subsidiaries.

5.9.Intellectual Property.  Each Loan Party, and each of its Subsidiaries, owns, or is licensed to use or otherwise has the right to use, all trademarks, trade names, copyrights, patents, domain names, trade secrets and other proprietary information that it uses in the conduct of its business as currently conducted except for those for which the failure to own or license which would not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”).  To the knowledge of each Loan Party, no claim has been asserted and is pending or is threatened to be asserted by any Person challenging or questioning the use of any material Intellectual Property or the validity or enforceability of any such Intellectual Property which would reasonably be expected to have a Material Adverse Effect, nor does any Loan Party know of any valid basis for any such claim.  The use of such Intellectual Property by each Loan Party and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.10.Taxes.  Except as disclosed in Schedule 5.10, each Loan Party, and each of its Subsidiaries, has filed or caused to be filed all material tax returns which are required to be filed (and each such tax return is true and correct in all material respects) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party or its Subsidiaries, as the case may be), and no tax Lien has been filed, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such tax, fee or other charge, in each case other than to the extent that any such failure to act or existence of claim would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.11.Federal Regulations.  No part of the proceeds of any Loans, and no Letter of Credit, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U, as the case may be.

5.12.ERISA.

(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than $1,000,000, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than $1,000,000.

(b)Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither the Borrower nor any Subsidiary have incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

5.13.Investment Company Act; Other Regulations.  The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.  The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

5.14.Subsidiaries.  Schedule II sets forth all Subsidiaries of the Borrower as of the Closing Date.

5.15.Environmental Matters.  Except to the extent that all of the following, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)The facilities and properties owned, leased or operated by each Loan Party or any of its Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

(b)The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Loan Party or any of its Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Properties.

(c)Neither any Loan Party nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding any Environmental Laws with regard to any of the Properties or the Business, nor does any Loan Party have knowledge that any such notice will be received or is being threatened.

(d)No Hazardous Materials have been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e)No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any Subsidiary thereof is or will be named as a party with respect to the Properties or the Business, nor are there any decrees, orders or agreements which impose obligations, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f)There has been no release or threat of release of Hazardous Materials at, under or from the Properties, or arising from or related to the operations of any Loan Party or any Subsidiary thereof in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

5.16.Solvency.  Each Loan Party is, and after giving effect to the transactions contemplated by this Agreement, will be, Solvent.

5.17.Security Documents.  The Security Documents are effective to create in favor of the Collateral Agent, for its benefit and the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described, and as defined, therein and proceeds thereof.

5.18.Insurance.  Schedule 5.18 sets forth a true, complete and correct summary description of all material insurance maintained by each Loan Party.  Such insurance is in full force and effect and all premiums have been duly paid.  Each Loan Party has insurance through insurers it reasonably believes to be of recognized financial responsibility covering its properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as it reasonably believes are adequate to protect it and its Subsidiaries and their respective businesses; and neither the Borrower nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

5.19.Affiliate Transactions.  All Contractual Obligations between the Borrower and any of its Subsidiaries on the one hand, and their respective Affiliates, on the other hand, are disclosed in the Borrower’s most recent proxy statement filed on Form 14A with the Securities and Exchange Commission to the extent required under its regulations.

5.20.Accuracy of Information.  No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished in writing to the Administrative Agent or the Lenders or any of them (including, without limitation, filings made by the Borrower under the Exchange Act and the regulations promulgated thereunder), by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole together with all other information provided in this Agreement, the other Loan Documents or any other such document, certificate or statement, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of any fact material to the interests of the Administrative Agent or any Lender, or omitted to state a fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading in any respect material to the interests of the Administrative Agent or any Lender; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.  There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents in the Borrower’s filings with the U.S. Securities and Exchange Commission pursuant to the Exchange Act on Form 10-Q made on May 14, 2012, or in such other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

5.21.Sanctions; Anti-Bribery.

(a)None of the Loan Parties, any of their respective Subsidiaries, any director or officer, or any employee, agent, or Affiliate, of the Loan Parties or any of their respective Subsidiaries is an individual or entity (“Person”) that is, or is owned or controlled by Persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, currently, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Sudan and Syria.

(b)None of the Loan Parties or any of their respective Subsidiaries, nor to the knowledge of the Loan Parties, any director, officer, agent, employee, Affiliate or other person acting on behalf of the Loan Parties or any of their respective Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”).  Furthermore, each Loan Party and, to the knowledge of each Loan Party, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.22.Deposit Accounts.  Schedule 5.22 hereto set forth each deposit account of the Borrower and its Subsidiaries as of the Closing Date.

5.23.Beneficial Ownership Certification.  As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 6:CONDITIONS PRECEDENT

6.1.Conditions to Closing Date.  The Closing Date shall occur on the date of satisfaction of the following conditions precedent:

(a)Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Loan Party, with a counterpart or a conformed copy for each Lender, (ii) a Third Amended and Restated Revolving Credit Note and a Third Amended and Restated Swing Line Note, and (iii) a Reaffirmation of Collateral Documents and a Reaffirmation of Negative Pledge, each executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender (if applicable).

(b)[Reserved].

(c)Closing Date Certificate.  The Administrative Agent shall have received, with a copy for each Lender, a certificate of each of the Borrower and the other Loan Parties, dated the Closing Date, in form and substance satisfactory to the Administrative Agent, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower or the relevant Loan Party, as applicable.

(d)Corporate Proceedings of the Borrower.  The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e)Incumbency Certificate of the Borrower.  The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(f)Corporate Proceedings of Subsidiaries.  The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each other Subsidiary of the Borrower which is a party to a Loan Document authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(g)Subsidiary Incumbency Certificates.  The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each other Subsidiary of the Borrower which is a party to a Loan Document, dated the Closing Date, as to the incumbency and signature of the officers of such Subsidiary, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Subsidiary.

(h)Corporate Documents.  The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws or (comparable organizational documents) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(i)Fees.  The Agents and the Lenders shall have received all invoiced fees, costs, expenses and compensation required to be paid on the Closing Date (including reasonable fees, disbursements and other charges of legal counsel to the Agents and the Lenders and expenses of appraisers, consultants and other advisors to the Agents and the Lenders and who have been approved by the Borrower).

(j)Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Forman & Shapiro LLP, special counsel to the Borrower and the other Loan Parties, in form and substance satisfactory to the Administrative Agent (it being agreed that the form of such opinion that is consistent with opinion delivered in connection with the Existing Credit Agreement shall be satisfactory to the Administrative Agent).

(k)Actions to Perfect Liens.  The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 necessary or, in the opinion of the Administrative Agent, desirable to perfect or continue the Liens created by the Security Documents shall have been completed or shall continue to be in full force and effect.

(l)Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent of the Uniform Commercial Code filings which may have been filed with respect to personal property of each Loan Party and each patent, trademark or copyright recorded with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and such search shall reveal no material liens on any of the assets of such Loan Party except for liens created by the Security Documents or Liens permitted by the Loan Documents.

(m)Consents, Licenses and Approvals.  All governmental and material third party approvals necessary in connection with the execution, delivery and performance of the

Loan Documents shall have been obtained and be in full force and effect or shall continue to be in full force and effect.

(n)Litigation.  There shall be no litigation or administrative proceeding or proposed or pending regulatory changes in law or regulations applicable to the Borrower or its Subsidiaries, that would reasonably be expected to have a Material Adverse Effect on the ability of the parties to consummate the execution, delivery and performance of the Loan Documents and the borrowings hereunder.

(o)Indebtedness.  The Borrower and its Subsidiaries shall not have outstanding Indebtedness for borrowed money or preferred stock other than (w) Indebtedness under the Loan Documents, and (x) Indebtedness permitted hereunder.

(p)Documentation.  The Lenders have received such other legal opinions, corporate documents and other instruments and/or certificates as they may reasonably request.

(q)Material Adverse Change.  Since June 30, 2023, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

(r)Compliance with Laws.  The Administrative Agent shall be reasonably satisfied that each Loan Party is in compliance with pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA, OFAC and the Patriot Act and all other Requirements of Law.

(s)Execution by Lenders.  This Agreement shall have been executed and delivered by each Lender hereunder.

6.2.Conditions to Each Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, the Closing Date), is subject to the receipt of a notice of request for a Revolving Credit Loan or a Swing Line Loan, as applicable, and the satisfaction of the following conditions precedent as of the date such Extension of Credit is requested to be made:

(a)Representations and Warranties.  Each of the representations and warranties made by each of the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than such date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date.

(b)No Default.  No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Extension of Credit requested to be made on such date.

Each request by the Borrower for an Extension of Credit to be made to the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the conditions contained in this subsection 6.2 have been satisfied.

SECTION 7:AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Loan or Reimbursement Obligation remains outstanding and unpaid or any other amount is owing to any Lender or the Agents hereunder or under any other Loan Document, the Borrower shall and shall cause each of its Subsidiaries to:

7.1.Financial Statements.

(a)SEC Filings. Subject to Section 7.1(b) below, Borrower shall cause the following items to be filed with U.S. Securities and Exchange Commission (“SEC”) on the Electronic Data Gathering, Analysis, and Retrieval system (“Edgar”): (x) within one hundred twenty (120) days after the end of each fiscal year, the Borrower’s Form 10-K, together with an unqualified opinion on the financial statements of independent certified public accountants satisfactory to the Administrative Agent with respect to such 10-K and (y) within sixty (60) days after the end of each fiscal quarter, the Borrower’s Form 10-Q; provided, that, to the extent that the Borrower has not filed such Form 10-K or 10-Q with the SEC on EDGAR within the timeframes set forth above, the Borrower shall provide the consolidated financial statements of Borrower and its Consolidated Subsidiaries, on an internally prepared basis, with respect to the relevant fiscal year or fiscal quarter, within the timeframes set forth above. Such 10-K, 10-Q or internally prepared financial statements shall be  prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except that interim statements may exclude detailed footnote disclosure in accordance with standard practice). At the same time, the Borrower shall deliver to the Administrative Agent the compliance certificate described in Section 7.2(a).

(b)Annual and Quarterly Financial Statements in Lieu of SEC Filings. In the event that the Borrower ceases to be a public company, Borrower shall furnish to each Lender:

(i)Annual Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements of Borrower and its Consolidated Subsidiaries as of the end of such year, fairly presenting Borrower’s and its Consolidated Subsidiaries’ financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period of Borrower’s immediately preceding fiscal year, and which shall be prepared by Borrower and audited by independent certified public accountants satisfactory to the Administrative Agent together with an unqualified opinion of such independent certified public accountants with respect to the above referenced financial statements. Such financial statements shall be  prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except that interim statements may exclude detailed footnote disclosure in accordance with standard practice) At the same time, the Borrower shall deliver to the Administrative Agent the compliance certificate described in Section 7.2(a); and

(ii)Quarterly Financial Statements. Within sixty (60) days of each first, second and third fiscal quarter of each fiscal year, consolidated financial statements of Borrower and its Consolidated Subsidiaries as of the end of such period, fairly presenting Borrower’s and its Consolidated Subsidiaries’ financial position, and internally prepared consolidated financial statements of Borrower and its Consolidated Subsidiaries which statements shall consist of a balance sheet, income statement, and statement of cash flows covering the period from the beginning of the fiscal year to the end of such fiscal quarter and for such fiscal quarter. Such financial statements shall be  prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except that interim statements may exclude detailed footnote disclosure in accordance with standard practice). At the same time, the Borrower shall deliver to the Administrative Agent the compliance certificate described in Section 7.2(a).

7.2.Certificates; Other Information.  Furnish to each Lender:

(a)concurrently with the delivery of the financial statements referred to in subsections 7.1(a) or 7.1(b)(i) or 7.1(b)(ii), as applicable, a certificate of a Responsible Officer of Borrower in the form attached as Exhibit H hereto, stating that, to the best of such officer’s knowledge, such financial statements are complete and correct in all material respects and each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and in the case of financial statements referred to in subsections 7.1(a) or 7.1(b)(i) or 7.1(b)(ii), as applicable,, including calculations and information demonstrating in reasonable detail compliance with the requirements of subsection 8.1 (if applicable);

(b)promptly, such additional financial and other information as any Lender may from time to time reasonably request;

(c)at any time when the Borrower has not delivered an unqualified opinion of the Borrower’s independent certified public accountants as required by subsection 7.1(a) or (b) (excluding opinions with qualifications relating solely to internal controls over financial reporting), then, as soon as available, a true copy of any management letter to Borrower, from its certified public accountants regarding matters which arose or were ascertained during the course of their review and which such accountants determined ought to be brought to management’s attention; and

(d)no later than November 30th of each fiscal year, an annual projected income statement, of the Borrower and its Subsidiaries on a consolidated basis for such fiscal year.

7.3.Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including taxes), except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

7.4.Maintenance of Existence.  Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 8.5; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

7.5.Maintenance of Property; Insurance.  Keep all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried. Without limiting the generality of the foregoing, in connection with any Properties subject to a mortgage, if such Property is now or hereafter located in an area identified by the Director of the Federal Emergency Management Agency as a special flood hazard area, described in 12 C.F.R. § 22.2, pursuant to the terms of the National Flood Insurance Act of 1968, or the Flood Disaster Protection Act of 1973, as same may have been amended to date, the Loan Party who owns such Property shall, prior to such Property becoming subject to a mortgage (or with respect to any Property not known to be in a special flood hazard area at the time such Property becomes subject to a mortgage, within forty-five (45) days after determining it is in a special flood hazard area, whether by notice from the Administrative Agent or through other means), keep the improvements on the Property insured against loss by flood in an amount at least equal to the outstanding Obligations or the maximum limit of coverage available with respect to such improvements under said Act, whichever is less, and in a company or companies to be approved by the Administrative Agent; provided, however, federal flood insurance shall not be required for (x) Properties not located in a special flood hazard area, or (y) Properties located in a special flood hazard area in a community that does not participate in the National Flood Insurance Program. Unless the Loan Parties provide the Administrative Agent with evidence of the insurance coverage required by this Agreement within forty-five (45) days after the Loan Parties receive notice from the Administrative Agent that a Property is in a special flood hazard area, the Administrative Agent in its reasonable determination may purchase flood insurance at the Loan Parties’ expense to protect the Administrative Agent’s and Lenders’ interests in the Loan Parties’ and their respective Subsidiaries’ properties.  This insurance may, but need not, protect the Loan Parties’ and their respective Subsidiaries’ interests.   The coverage that the Administrative Agent purchases may not pay any claim that the Loan Parties or any of their respective Subsidiaries makes or any claim that is made against the Loan Parties or such Subsidiary in connection with said Property.  The Loan Parties and their respective Subsidiaries may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that there has been obtained insurance as required by this Agreement.  If the Administrative Agent purchases insurance, the Loan Parties will be responsible for the costs of that insurance, including interest and any other charges the Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations.  The costs of the insurance may be more than the cost of insurance the Loan Parties may be able to obtain on their own.

7.6.Inspection of Property; Books and Records; Discussions; Audits and Appraisals. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, upon prior written notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and, in the presence of an officer of the Borrower, with its independent certified public accountants.  After (x) the occurrence and during the continuance an Event of Default or (y) the occurrence of any event or development which could reasonably be expected to have a Material Adverse Effect requiring the filing of a Form 8-K with the Securities and Exchange Commission, the Borrower agrees to pay all fees and expenses of the firm or individual(s) engaged by the Administrative Agent to perform field audits or appraisals of the Borrower’s and its Subsidiaries’ assets and/or operation (including an audit fee with respect to each such audit equal to $1,000 per auditor per day (not to exceed ten (10) days per audit) or any portion thereof together with all out of pocket expenses); provided, that, nothing in this Section 7.6 shall be deemed to limit the number of field audits or inventory appraisals the Administrative Agent may conduct at its expense.

7.7.Notices.  Promptly give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a)the occurrence of any Default or Event of Default;

(b)any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)any litigation or proceeding (including without limitation any notice of violation, alleged violation, liability or potential liability under any Environmental Law)  that is filed or commenced (in each case after the Closing Date) affecting the Borrower or any of its Subsidiaries in which the amount claimed by the plaintiff is $1,000,000 or more and not covered by insurance;

(d)any ERISA Event, that alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a liability of the Borrower and its Subsidiaries in an amount exceeding $1,000,000 (as soon as possible and in any event within thirty (30) days after any Loan Party knows or has reason to know thereof);

(e)any development or event which has had or would reasonably be expected to have a Material Adverse Effect; and

(f)if the Borrower changes its fiscal year to end on a day other than June 30; in which case, Borrower and the Administrative Agent will, and are hereby authorized by the

Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

7.8.Environmental Laws.

(a)Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that any failures could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or to result in the payment of an amount of more than $1,000,000.00.

(b)Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

7.9.Additional Subsidiaries; Additional Collateral.

(a)With respect to any Domestic Subsidiary created after the Closing Date by the Borrower, promptly cause such Subsidiary to (i) execute a Guarantee Agreement, a Security Agreement and a Pledge Agreement, in each case, in form and substance satisfactory to the Administrative Agent, (ii) deliver to the Administrative Agent the certificates representing the Capital Stock of such Subsidiary, together with undated stock powers, executed in blank, (iii) take all required actions to perfect the security interests created by such Security Documents in the assets of such Subsidiary and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the preceding matters, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b)With respect to each direct Foreign Subsidiary of the Borrower or of any Domestic Subsidiary formed after the Closing Date or a Foreign Subsidiary that otherwise becomes a direct Foreign Subsidiary after the Closing Date, promptly after the formation thereof or such other Foreign Subsidiary becoming a direct Foreign Subsidiary, execute and deliver and cause each such Foreign Subsidiary to execute and deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, such documents and instruments (including, without limitation, pledge agreements) and take such action (including, without limitation, the delivery of stock certificates and instruments) as the Administrative Agent may reasonably request in order to grant to the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for the Obligations, a first priority perfected security interest in 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of, or equivalent ownership interests in, such direct Foreign Subsidiary, along with any warrants, options, or other rights to acquire the same, in all cases to the extent legally permissible and practicable and deliver to the Administrative Agent such legal opinions as it shall reasonably request with respect thereto.  For purposes of this subsection 7.9(b), “direct” means directly held by the Borrower or any Domestic Subsidiary.

(c)If requested by the Administrative Agent, grant in favor of the Administrative Agent, for the benefit of the Lenders, Liens on any other assets other than leased real property hereafter acquired by the Borrower or any Domestic Subsidiary and on previously encumbered assets which become unencumbered, to the extent such Liens are then permissible under applicable law and pursuant to any agreements to which the Borrower or its Subsidiaries are a party, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

7.10.[Reserved].

7.11.Sanctions; Anti-Bribery.

(a)No Loan Party will, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise).

(b)No part of the proceeds of the Loan will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

7.12.Excluded Swap Obligations(d).

(a)Notwithstanding any provision of this Agreement or any other Loan Document, no guarantee by any Loan Party under any Loan Document shall include a guarantee of any Obligation that, as to such Loan Party, is an Excluded Swap Obligation, and no Collateral provided by any Loan Party shall secure any Obligation that, as to such Loan Party, is an Excluded Swap Obligation.  In the event that any payment is made pursuant to any guarantee by, or any amount is realized from Collateral of, any Loan Party as to which any Obligations are Excluded Swap Obligations, such payment or amount shall be applied to pay the Obligations of such Loan Party as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

(b)Each Qualified ECP Loan Party  hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to enable each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations. The obligations of each Qualified ECP Loan

Party  under this Section 7.12 shall remain in full force and effect until its guarantee is released.  Each Qualified ECP Loan Party  intends that this Section 7.12 shall constitute a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

7.13.KYC; Beneficial Ownership. Promptly following any request therefor, provide information and documentation reasonably requested by Lender for purpose of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation.

SECTION 8:NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Loan or Reimbursement Obligation remains outstanding and unpaid or any other amount is due and payable to any Lender or the Agents hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1.Financial Condition Covenants.

(a)Maximum Leverage Ratio.  Permit the Leverage Ratio to be greater than 2:00 to 1:00 for the four quarter period ending as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending September 30, 2020.

(b)Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio to be less than 1.10 to 1.00 for the four quarter period ending as of the end of each fiscal quarter of Borrower, commencing with the quarter ending September 30, 2020; provided, that, in the event that Borrower fails to maintain a Fixed Charge Coverage Ratio as required by this Section 8.1(b) due to the amount calculated in clause (a) of the definition of Fixed Charge Coverage Ratio being reduced by the amount of taxes deducted from earnings in determining Consolidated Net Income for such period, then unrestricted cash of Borrower held in deposit accounts maintained with the Collateral Agent may be added-back to clause (a) of the definition of Fixed Charge Coverage Ratio to cure such failure; provided, further, that that the amount of unrestricted cash added-back shall not exceed the lesser of (i) the minimum amount required to cure such failure and (ii) the amount of taxes deducted from earnings in determining Consolidated Net Income for such period.

8.2.Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness of the Borrower or any Subsidiary under this Agreement or any other Loan Document;

(b)existing Indebtedness of the Borrower and its Subsidiaries listed on Schedule 8.2;

(c)Indebtedness of the Borrower under Hedge Agreements entered into solely to hedge interest rate exposure and not for speculative purposes;

(d)Indebtedness of the Borrower or any Subsidiary (other than Indebtedness incurred pursuant to the Revolving Credit Loans hereunder) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including obligations under Financing Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof which Lien was not created in contemplation of such acquisition and on any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that, (A) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this paragraph (d) shall not exceed $750,000 per fiscal year; and

(e)up to $10,000,000 of Indebtedness assumed in connection with a Permitted Acquisition, so long as such Indebtedness was not incurred in connection with, or in anticipation of, such Permitted Acquisition.

8.3.Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided, that, adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c)pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not secure any monetary obligations and do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person;

(f)Liens existing as of the Closing Date and listed on Schedule 8.3 and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(g)Liens securing Indebtedness of the Borrower or any Subsidiaries permitted by subsection 8.2(d) incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise), provided, that, (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property at the time it was acquired;

(h)Liens created pursuant to the Security Documents;

(i)Liens created pursuant to the IDA Lease to the extend subordinated  pursuant to Section 12.6 thereof.

8.4.Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a)Guarantee Obligations in existence on the date hereof and listed on Schedule 8.4;

(b)guarantees made in the ordinary course of its business by the Borrower of obligations of any of its Subsidiaries, which obligations are otherwise permitted under this Agreement; provided that, guarantees by the Borrower of obligations of any of its Foreign Subsidiaries under this clause (b) shall not exceed $3,000,000 in the aggregate at any time; and

(c)the guarantees by the Domestic Subsidiaries under the Guarantee Agreements.

8.5.Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided, that, the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided, that, if a Domestic Subsidiary is a party to such transaction, such Domestic Subsidiary shall be the continuing or surviving corporation); and

(b)any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Domestic Subsidiary of the Borrower.

8.6.Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or any wholly owned Domestic Subsidiary, except:

(a)the sale or other disposition of obsolete or worn out property in the ordinary course of business;

(b)the sale of inventory in the ordinary course of business; and

(c)as permitted by subsection 8.5(b).

8.7.Limitation on Dividends and Other Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in its common stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary thereof (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called “Restricted Payments”) except (a) any Subsidiary may pay dividends to the Borrower or any other Subsidiary, (b) the Borrower or any Subsidiary may make Restricted Payments pursuant to and in accordance with customary stock option plans or other customary benefit plans for management or employees of the Borrower and its Subsidiaries and (c) the Borrower may make other Restricted Payments so long as at the time of such Restricted Payment and immediately after giving effect thereto (x) no Default or Event of Default exists and (y) the Borrower is in pro forma compliance with the financial covenants set forth in Section 8.1 of the Loan Agreement.

8.8.Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

(a)extensions of trade credit in the ordinary course of business;

(b)investments in Cash Equivalents;

(c)loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $500,000 at any one time outstanding;

(d)investments by the Borrower or its Domestic Subsidiaries in any wholly owned Domestic Subsidiary of the Borrower which has complied with the conditions set forth in subsection 7.9(a);

(e)investments by the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 8.8(e); or

(f)Permitted Acquisitions.

8.9.Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement and (b) does not involve aggregate consideration in excess of $5,000,000 or (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

8.10.[Reserved].

8.11.Limitation on Negative Pledge Clauses.  Enter into with any Person any agreement, other than (a) this Agreement and the other Loan Documents, the IDA Lease or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided, that, the foregoing shall not apply to (i) restrictions and conditions imposed by law, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary permitted hereunder pending such sale, provided such restrictions or conditions apply only to the Subsidiary that is to be sold, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) customary provisions in leases and other contracts restricting the assignment thereof.

8.12.Limitation on Lines of Business.  Enter into any material  line of business, either directly or through any Subsidiary, substantially different from those engaged in on the Closing Date or any business or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by Borrower or any of its Subsidiaries on the Closing Date.

8.13.Hedging Agreements.  Enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of the Borrower or any of its Subsidiaries) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

8.14.Deposit Accounts.  Establish any new deposit accounts; provided, that, the Borrower and its Domestic Subsidiaries may establish new deposit accounts at (x) the Collateral Agent or any Lender and (y) at other financial institutions; provided, further, that, notwithstanding the foregoing, (1) the Borrower its and its Domestic Subsidiaries shall maintain the following deposit accounts with the Collateral Agent at all times: each of their respective (i) primary operating accounts and (ii) deposit accounts where the proceeds of Receivables are collected and (2) upon request, Borrower will provide the Agent with information reasonably requested by Agent regarding deposit accounts maintained at financial institutions other than

Agent or any Lender, including the account owner, account type, existing balances and average balances.

8.15.DR Inactive Subsidiaries.  Permit NAPCO/Alarm Lock Exportadora, S.A. or NAPCO/Alarm Lock Grupo International, S.A. (the “DR Inactive Subsidiaries”) to (i) engage in any business or conduct any operations, (ii) own any assets or (iii) incur any obligations or liabilities in respect of any Indebtedness or otherwise (other than actions taken which are necessary to effectuate the DR Inactive Subsidiary Dissolution (as defined below)).  In addition, Borrower shall use good faith efforts to dissolve the DR Inactive Subsidiaries (the “DR Inactive Subsidiary Dissolution”) as soon as practicable in accordance with the laws of the Dominican Republic.

SECTION 9:EVENTS OF DEFAULT; REMEDIES.

9.1.Events of Default.  Upon the occurrence of any of the following events:

(a)The Borrower shall fail to pay (i) any principal of any Loans or any Reimbursement Obligations when due (whether at the stated maturity, by acceleration or otherwise) in accordance with the terms thereof or hereof, provided, that, if any failure to make a payment of principal when due by the Borrower is a result of the Administrative Agent failing to exercise its rights under Section 4.1 to automatically deduct such amount from the Borrower’s Account at a time when the Borrower had an amount on deposit in the Borrower’s Account sufficient to make such payment, then, unless prior to the date such payment is due the Administrative Agent has notified the Borrower in writing that it will not deduct such amount from the Borrower’s Account on the date such payment is due, the Borrower will have ten (10) days from the date such payment was due to make such payment or (ii) any interest on any Loans, or any fee or other amount payable hereunder, within ten (10) days after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

(b)Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c)The Borrower or any other Loan Party shall default in the observance or performance of any covenant contained in Section 8, Section 7.1, Section 7.2 or Section 7.7(a) (to the extent relating to notice of an Event of Default) hereof or in any negative covenant contained in any Security Document to which it is a party; provided, that, if the Borrower obtains extensions from the Securities and Exchange Commission (“SEC”) with respect to the filing of any of its quarterly or annual financial statements with the SEC, then the date(s) for the deliveries to be made under Section 7.1 and Section 7.2 hereof, as applicable, will be extended to give effect to the length of such extensions, but not to exceed thirty (30) days (the “Extension Period”); or

(d)[Reserved]; or

(e)The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document other than as provided in (a), (b), (c) or (d) above, and such default shall continue unremedied for a period of fifteen (15) days, after the earlier to occur of (A) actual knowledge of such default by a Responsible Officer of the Borrower and (B) notice from the Administrative Agent to the Borrower; or

(f)Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party shall so assert; or any security interest created by any of the Security Documents in a material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(g)The Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than Indebtedness under this Agreement), in the payment of any Guarantee Obligation or in the payment of any Hedge Agreement Obligation beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness, Guarantee Obligation or Hedge Agreement Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Guarantee Obligation or Hedge Agreement Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or Hedge Agreement Obligation or, beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(h)(i) The Borrower, any Domestic Subsidiary or any Foreign Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Domestic Subsidiary or any  Foreign Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any Domestic Subsidiary or any  Foreign Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, any Domestic Subsidiary or any  Foreign Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, any Domestic Subsidiary or any  Foreign Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, any

Domestic Subsidiary or any  Foreign Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(i)One or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and, only if such ERISA Event can be cured, such ERISA Event has not been cured for a period of 30 days; or

(j)One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries that, in the opinion of the Required Lenders, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and, such judgment has not been paid pursuant to its terms, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(k)(i) Any Person or “group” (within the meaning of Section 13(d) or 15(d) of the Exchange Act), other than any Person or group beneficially owning 15% or more of the Capital Stock of the Borrower on the date hereof (A) shall have acquired, combined with previous holdings, beneficial ownership of 33% or more of any outstanding class of Capital Stock of the Borrower having ordinary voting power in the election of directors or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors; or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (h) above with respect to the Borrower automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Reimbursement Obligations, regardless of whether or not such Reimbursement Obligations are then due and payable) shall immediately become due and payable, and (B) if such event is any other Event of Default, any of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the direction of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrower declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement  (including, without limitation, all Reimbursement Obligations, regardless of whether or not such Reimbursement Obligations are then due and payable) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) with the consent of the Required Lenders the Administrative Agent and Collateral Agent may, and upon the direction of the Required Lenders, the Administrative Agent and Collateral Agent shall, exercise any and all remedies and other rights provided pursuant to this Agreement and/or the other Loan Documents.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.

The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Participating Lenders, a security interest in such cash collateral to secure all obligations of the Borrower under this Agreement and the other Loan Documents.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.  The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the Participating Lenders, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.

Except as expressly provided in this Agreement, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

9.2.Allocation of Payments.  All moneys collected by the Collateral Agent upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent or Administrative Agent as a result of any exercise of rights and remedies under this Agreement or any Security Document, shall be applied as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agents in connection with enforcing their rights and the rights of the Lenders under this Agreement and the other Loan Documents;

SECOND, to payment of that portion of the Obligations constituting fees owed to the Agents in their capacity as such;

THIRD, to the payment of all out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement ratably among them in proportion to the respective amounts described in this clause THIRD payable to them;

FOURTH, to the payment of all of the Obligations consisting of accrued fees owed to the Lenders pursuant to the terms of this Agreement (excluding any fees owing with respect to Bank Product Obligations or Hedge Agreement Obligations) ratably among them in proportion to the respective amounts described in this clause FOURTH payable to them;

FIFTH, to the payment of all of the Obligations consisting of accrued interest (excluding any interest owing with respect to Bank Product Obligations or Hedge Agreement Obligations);

SIXTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit, but excluding any amounts owing in respect of Bank Product Obligations or Hedge Agreement Obligations);

SEVENTH, to all other Obligations which shall have become due and payable under this Agreement or the other Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SIXTH” above, including, without limitation, all Bank Product Obligations and Hedge Agreement Obligations; and

EIGHTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied pursuant to clauses “FIFTH”, “SIXTH” and “SEVENTH” above; (iii) notwithstanding anything to the contrary in this Section 9.2, no Swap Obligations of any Loan Party that is not a Qualified ECP Loan Party shall be paid with amounts received from such Loan Party under its guaranty of the Obligations (including sums received as a result of the exercise of remedies with respect to such guaranty) or from the proceeds of such Loan Party’s Collateral if such Swap Obligations would constitute Excluded Swap Obligaitons, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Qualified ECP Loan Parties with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2; and (iv) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SIXTH” and “SEVENTH” above in the manner provided in this Section 9.2.

SECTION 10:THE AGENT AND THE ARRANGER

10.1.Appointment.  Each Lender hereby irrevocably designates and appoints HSBC as the Administrative Agent and as the Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent, in such respective capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

10.2.Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3.Exculpatory Provisions.  No Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

10.4.Reliance by Agent.  The Agents shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent with reasonable care.  The Agents may deem and treat the Person whose name is recorded in the Register pursuant to the terms hereof as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Agents shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, to the extent provided in subsection 11.1, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, to the extent provided in subsection 11.1, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.Notice of Default.   No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” (and, in the case of the Collateral Agent, shall have received notice thereof as described in the following sentence).  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the other Agents and Lenders.  The Agents shall take such actions with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that, unless and until the applicable Agent shall have received such directions, such may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that no Agent nor any Agent’s officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agents, the Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7.Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Total Loan Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Loan Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s gross negligence or willful misconduct.  The agreements in this subsection 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.Agent in Its Individual Capacity.  Each entity which is an Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the

Borrower as though the entity which is such Agent were not such Agent hereunder and under the other Loan Documents.  With respect to the Loans made by it, such entity shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the entity which is such Agent in its individual capacity.

10.9.Successor Agents.  Any Agent may resign as Agent upon 45 days’ notice to the Lenders.  If any Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower (except during the occurrence and continuation of an Event of Default), such approval not to be unreasonably withheld or delayed, whereupon such successor agent shall succeed to the rights, powers and duties of such Agent, and the term “Administrative Agent,” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Agent’s resignation as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

10.10.Issuing Lender.  Each Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Agents.

SECTION 11:MISCELLANEOUS

11.1.Amendments and Waivers.  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the applicable Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Borrower or of any other Loan Party hereunder or thereunder or (b) waive at the Borrower’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)increase the Commitment of any Lender without the written consent of such Lender,

(ii)reduce the principal amount of any Loan or Reimbursement Obligation or reduce the rate of interest thereon or require any Lender to offer Interest Periods of longer than six months without regard to availability, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii)postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv)change subsection 4.8 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby,

(v)release any Guarantee Agreement or Security Agreement or Pledge Agreement or all or substantially all of the Collateral under, and as defined in, the Security Documents, or any Guarantor without the written consent of each Lender,

(vi)change any of the provisions of this subsection 11.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,

(vii)amend or waive any provisions of this Agreement or any other Loan Document for purposes of determining whether the conditions precedent set forth in subsection 6.2 to the making of any Revolving Credit Loan have been satisfied without the written consent of the Required Lenders or

(viii)increase the Advance Rates above the Advance Rates in effect on the Closing Date without the written consent of each Lender.

In addition to the foregoing, (x) no such amendment, supplement or modification shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swing Line Lender hereunder without the prior written consent of such Agent, the Issuing Bank or the Swing Line Lender, as the case may be, and (y) no such amendment, supplement, modification or waiver shall amend, modify or otherwise affect subsection 8.1 at a time when a Default or Event of Default shall have occurred and be continuing unless the Lenders holding a majority in interest of the Aggregate Revolving Credit Commitments shall have consented in writing to such amendment, modification or waiver.  Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Borrower, the applicable other Loan Parties, the Lenders, the Agents and all future holders of the Loans and the Reimbursement Obligations.  In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2.Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower, the Issuing Lender, the Collateral Agent and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified in writing by the respective parties hereto:

The Borrower:	Napco Security Technologies, Inc.
333 Bayview Avenue
Amityville, New York 11701
	Attn:	Mr. Kevin S. Buchel
Executive Vice President of
Operations

and

Mr. Richard L. Soloway, Chairman

The Administrative Agent,
the Collateral Agent and
the Issuing Lender:	HSBC Bank USA, National Association
626 RexCorp Plaza, 6th Floor West Tower,
Uniondale NY 11556
	Attn:	William Conlan

provided, that, any notice, request or demand to or upon any Agent, the Issuing Lender or the Lenders pursuant to subsection 2.2, 2.4, 2.8, 3.2 or 4.2 shall not be effective until received.

11.3.No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.Survival.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder until all Obligations and under the other Loan Documents have been paid in full and the Commitments hereunder have been terminated.  In addition to all other covenants and agreements which are stated to survive the termination of this Agreement and the payment of the Loans, the Notes and all other amounts payable hereunder, the agreements in subsection 4.12 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder until the expiration of the applicable statute of limitations for such taxes.

11.5.Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Agents and Lenders for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of New York counsel to the Agents and Lenders, (b) to pay or reimburse each Lender and any Agent for all its costs and expenses incurred during the continuance of any Default or Event of Default in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and the Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and each Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and related documents or the use of the proceeds of the Loans, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that, the Borrower shall have no obligation hereunder to the any Agent or any Lender with respect to indemnified liabilities solely arising from the gross negligence or willful misconduct of such Indemnitee.  The agreements in this subsection shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

11.6.Successors and Assigns; Participation and Assignments.

(a)This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection 11.6.  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this subsection 11.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)the Borrower, provided, however, that notwithstanding anything herein to the contrary, the Borrower shall not be deemed to have unreasonably withheld, delayed or conditioned its consent to a proposed assignment to a new lender if during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, within fifteen (15) days of receipt of notice of the proposed assignment, Borrower identifies another financial institution acceptable to Borrower that will purchase the assigning Lender’s interest at the same price and Borrower causes such assignment to be effectuated within forty-five (45) days of the aforesaid notice; provided, further, that no consent of the Borrower shall be required (i) at any time for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or (ii) if a Default or Event of Default has occurred and is continuing; and

(B)the Administrative Agent, provided, that, no consent of the Administrative Agent shall be required for an assignment of any Revolving Credit Commitment to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment or an Affiliate of such Lender.

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000, unless the Administrative Agent and Borrower otherwise consents; provided, that, no consent of the Borrower shall be required if a Default or Event of Default has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Commitments and Loans under this Agreement; provided, further, that, prior to the occurrence of an Event of Default, HSBC may not assign more than fifty percent (50%) of its rights and obligations under this Agreement;

(C)[Reserved];

(D)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided, that, only one such fee shall be payable in the event of simultaneous assignments by a Lender to or from two or more Approved Funds; and

(E)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire.

For purposes of the minimum assignment sizes set forth in subsection 11.6(b)(ii)(A), simultaneous assignments to Approved Funds under common management by a Lender shall be aggregated, provided, that, any such individual assignment shall not be less than $500,000.  For the purposes of this subsection 11.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this subsection, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder (“Assignee”) shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Letter of Credit disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agents, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i)Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swing Line Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii), (iii) and (v) of subsection 11.1 that affects such Participant.  Subject to paragraph (c)(ii) of this subsection, the Borrower agrees that each Participant shall be entitled to the benefits of subsections 4.10, 4.11 and 4.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7 as though it were a Lender, provided, that, such Participant agrees to be subject to subsection 4.8 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)A Participant shall not be entitled to receive any greater payment under subsections 4.10 or 4.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of subsection 4.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with subsection 4.12(e) as though it were a Lender.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.7.Adjustments; Set-off.

(a)If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans owing to it by the Borrower, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (h) of Section 9.1 or otherwise (including through the exercise of remedies against any Loan Party that is not an Eligible Party), except for payments pursuant to the operation of subsections 4.14(b) or 11.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it by the Borrower or interest thereon, such Benefited Lender shall, to the extent that this provision does not impair the legality under applicable law of any guarantee of the Obligations or otherwise violate applicable law,  purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan owing to it by the Borrower or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided, that, the failure to give such notice shall not affect the validity of such set-off and application.

11.8.Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

11.9.Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, any Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11.GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED

BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.Submission to Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(i)submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the County and State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(iv)agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

11.13.Acknowledgements.  The Borrower hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)none of the Agents or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agents and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14.WAIVERS OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.15.Confidentiality.  Each Agent and Lender and the Issuing Lender agrees to take normal and reasonable precautions to maintain the confidentiality of information provided to it by the Borrower or any Subsidiary in connection with this Agreement (and, if delivered after the date of this Agreement, designated in writing as confidential); provided, however, that any such Person may disclose such information (a) at the request of any regulatory authority having supervisory jurisdiction over it or in connection with an examination of such Person by any such authority or the request of any rating agency requiring access to a Lender’s portfolio, (b) pursuant to subpoena or other court process, (c) when required to do so in accordance with the provisions of any applicable law, (d) at the direction of any other Governmental Authority, (e) to such Person’s Affiliates, independent auditors and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (f) which has become generally available to the public, other than as a result of a disclosure by such Person or agent of such Person or a disclosure known to such Person or agent of such Person to have been made by any person or entity to which such Person or agent has delivered such confidential information, (g) which becomes available to such Person from a source other than the Borrower or any Subsidiary (provided, that, such source is not known to such Person to be bound by a duty of confidentiality to the Borrower or any Subsidiary), (h) subject to an agreement containing provisions substantially the same as those of this subsection 11.15, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (i) to any Participant or Assignee or potential Participant or Assignee (each, a “Transferee”) or any pledgee (or prospective pledgee) (each, a “Pledgee”) of any Lender that is a Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business; provided, that, such Transferee or Pledgee agrees in writing to comply with the provisions of this subsection 11.15.

11.16.USA PATRIOT ACT.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.17.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any other Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising hereunder or under any other Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.18.Electronic Execution.  Delivery of an executed counterpart of a signature page of this Agreement and/or any other Loan Document or Assignment and Acceptance by facsimile or electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement, other Loan Document or Assignment and Acceptance. The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Transactions Act.

11.19.Release.  The Loan Parties acknowledge and agree that: (a) neither they nor any of their Affiliates have any claim or cause of action against (x) the Agents, any Lender or any of their respective Affiliates (including any subsidiaries, parent entities and related corporate divisions of the Agents, any Lender or any of their respective Affiliates) or (y) any employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns of the Agents, any Lender or any of their respective Affiliates (including any subsidiaries, parent entities and related corporate divisions of the Agents, any Lender or any of their respective Affiliates) (all of the foregoing referred to in the preceding sub-clauses (x) and (y) hereinafter called the “Released Parties”) and (b) the Agents and each Lender have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Loan Parties and their Affiliates under the Existing Credit Agreement and the Existing Loan Documents.  Notwithstanding the foregoing, the Agents and Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents’ and the Lenders’ rights, interests, security and/or remedies under this Agreement and the other Loan Documents.  Accordingly, for and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Loan Parties (and their Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) do hereby fully, finally, unconditionally and irrevocably release and forever discharge the Released Parties from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the date hereof arising out of, connected with or related in any way to this Agreement, the Existing Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of the Agents or any Lender contained therein, or the possession, use, operation or control of any of the assets of any of the Loan Parties, or the making of any Loan or other advance, or the management of such Loan or advance or the Collateral.  This Section 11.19 shall survive the termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments.  This release may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of this release; and no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of this release.  Each Loan Party represents and warrants that it has had the advice of counsel of its own choosing in the negotiation and preparation of this release, that it has read this release, that it is fully aware of its contents and legal effect and has voluntarily and without coercion or duress of any kind executed and delivered this release to the Agents and the Lenders.

11.20.Termination.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, each Lender and the Administrative Agent, shall become effective on the date hereof and shall continue in full force and effect until the earliest of (x) Revolving Credit Termination Date and (y) the date on which the Revolving Credit Commitments shall terminate as provided herein. In addition, the Borrower may terminate this Agreement at any time upon three (3) Business Days’ prior written notice to the Administrative Agent (which shall promptly notify each Lender thereof), upon payment of in full in cash of the Obligations and termination of the Aggregate Revolving Credit Commitments.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NAPCO SECURITY TECHNOLOGIES, INC., as the Borrower

By:
Name:
Title:

ALARM LOCK SYSTEMS, LLC., as a Loan Party

By:
Name:
Title:

CONTINENTAL INSTRUMENTS LLC, as a Loan Party

By:
Name:
Title:

MARKS USA I, LLC, as a Loan Party

By:
Name:
Title:

VIDEO ALERT, LLC, as a Loan Party

By:
Name:
Title:

Signature Page to Fourth A&R Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent and as a Lender

By:
Name:
Title:

Signature Page to Fourth A&R Credit Agreement

SCHEDULE I

COMMITMENTS

Revolving Credit Commitment

Revolving Lender	Revolving Credit Commitment
HSBC BANK USA, NATIONAL ASSOCIATION	$20,000,000
Total	$20,000,000